Share Sale and Purchase Agreement
relating to IDT Direct Limited

Dated 2006
IDT Dutch Holdings BV (1)
Pipex Communications plc (2)
IDT Corporation (3)

TABLE OF CONTENTS

INTRODUCTION		3
OPERATIVE PROVISIONS		3
1	Definitions	3
2	Sale and purchase of the Shares	12
3	Consideration	12
4	Conditions	13
5	Position pending Completion	14
6	Completion	14
7	Right to terminate	15
8	Preparation of Completion Accounts and Consideration Adjustments	15
10	Warranties	16
11	Indemnity	18
12	Protection of goodwill	18
13	Use of name	19
14	Release of guarantees	20
15	Implied covenants for title	20
16	Announcements	21
17	Confidentiality	21
18	Entire agreement	22
19	Cumulative rights	22
20	Assignment and transfer	22
21	Costs and expenses	22
22	Interest on late payments	23
23	No set-off	23
25	Waiver	23
26	Variation	23
27	Severance	23
28	Further assurance	24
29	Notices	24
30	Counterparts	25
31	Governing language	25
32	Governing law	25
33	Jurisdiction	25
34	Interpretation	25
35	Rights of third parties	26
36	Guarantee and indemnity	26
37	Execution	28
SCHEDULE 1 - Particulars of IDT Direct Limited		29
SCHEDULE 2		30
	Part 1: Documents which have been delivered prior to execution of this Agreement	30
	Part 2: Documents which are to be delivered at Completion	31
SCHEDULE 3 - Intellectual Property and Related Rights		32
	Part 1: Material details of Business IP	32
	Part 2: Licences	33
SCHEDULE 4 - Warranties		34
SCHEDULE 5 - Limitations on Liability under the Warranties		59
SCHEDULE 6 - Completion Accounts		61
SCHEDULE 7 - Customers		64
SCHEDULE 8 - The Business Names		65
SCHEDULE 9 - Position pending Completion		66

DATE 2006

PARTIES

(1)	IDT DUTCH HOLDINGS BV (a company incorporated in The Netherlands whose registered office is at Van Vollenhovenstratt 3, 3016 BE Rotterdam, The Netherlands (the “Seller");

(2)
PIPEX COMMUNICATIONS PLC (a company incorporated in England and Wales with company number 3974683) whose registered office is at 1 Triangle Business Park, Stoke Mandeville, Buckinghamshire, HP22 5BL (the “Buyer”); and

(3)	IDT CORPORATION (a company incorporated in the State of Delaware, United States of America) whose headquarters are at 520 Broad Street, Newark NJ07102, United States of America (the ”Guarantor”).

INTRODUCTION

(A)
The Seller is the legal and beneficial owner of the entire issued share capital of the Company and as such has the right, power and authority to sell and transfer the Shares in the manner contemplated by this Agreement.

(B)
The Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase the Shares in reliance upon the covenants, undertakings, warranties and indemnities contained in this Agreement, for the Consideration and otherwise in the manner and on and subject to the terms of this Agreement.

(C)
Immediately prior to execution of this Agreement, the Seller has delivered (or the Seller's Solicitors have delivered) to the Buyer (or to the Buyer's Solicitors) the documents referred to in Part 1 of Schedule 2, and the Buyer has acknowledged receipt of such documents.

OPERATIVE PROVISIONS

1	Definitions

1.1	In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

2005 Accounts Date	31 July 2005
Accounting Instructions	the instructions regarding the preparation of the Completion Accounts as set out in Schedule 6
Accounts	the IDT England Accounts
Accounts Date	30 April 2006
Accounts Determination Date	the date on which the Completion Accounts are agreed by the parties or determined in accordance with paragraph 3 of Schedule 6
Accounts Standards
in relation to the accounts of any body corporate incorporated in England and Wales, the applicable requirements of the Companies Acts 1985 and 1989, together with accounting principles, standards and practices which are generally accepted in the United Kingdom, in each case as at the date of the relevant accounts

ACT	Advance Corporation Tax
Admission
the admission by the Stock Exchange of the Consideration Shares to trading on the Alternative Investment Market of the Stock Exchange and admission becoming effective in accordance with the AIM Rules for Companies Standards

Affiliate
in relation to any body corporate (whether or not registered in the United Kingdom), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate in each case from time to time

this Agreement	this agreement including the Introduction and the Schedules
B(S)A85	Bankruptcy (Scotland) Act 1985
Business	collectively, the businesses of the Company at the date hereof
Business Day	a day other than a Saturday, Sunday or public holiday in England and Wales
Business IP
all Intellectual Property which is owned or which is or has been used or exploited in the Business by the Company including all Intellectual Property rights in and/or to the products and services supplied and/or developed by them, but specifically excluding any rights to Intellectual Property to be provided to the Company under the terms of the Systems Transition Agreement

Buyer's Solicitors	SJ Berwin LLP of 10 Queen Street Place, London EC4R 1BE
CAA	the Capital Allowances Act 2001
Cash Consideration	£20,000,000
Claim	any claim for breach of Warranty or other provision hereunder
Company	IDT England
Company Web Site	any web site(s) owned, operated or hosted by the Company or through which the Company conducts any of their business
Completion	completion of the sale and purchase of the Shares in accordance with the terms of clause 6
Completion Accounts	the IDT England Completion Accounts
Completion Date	the date on which Completion occurs
Conditions	the conditions to Completion set out in clause 4.1
Confidential Information
all technical, financial, commercial and other information of a confidential nature relating to the Business, including without limitation, trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property, object code and source code relating to Software, marketing and business plans, projections, current or projected plans or internal affairs of the Company, secret or confidential information, current and/or prospective suppliers and customers (including any customer or supplier lists) and any other person who has had material dealings with them

Consideration	the consideration price for the IDT England Shares to be paid or satisfied in accordance with clause 3
Consideration Shares	43,193,435 ordinary shares of 1p each in the capital of the Buyer
Consolidated NCL	the sum of IDT England NCL and IDT Ireland NCL
Consolidated NCL Target	the sum of IDT England NCL Target and IDT Ireland NCL Target
Consultants
those individuals who are providing services to the Company under an agreement which is not a contract of employment with the relevant company including, in particular, where the individual acts as a consultant or is an independent contractor on secondment, and “Consultant” shall mean any one of them

Customers	has the meaning given in Schedule 7
Customer Determination Date	6 September 2006, being the date on which the Customer Numbers are agreed by the parties or determined in accordance with the provisions of Schedule 7
Customer Numbers	the aggregate number of Customers of the Company as at the close of business on the Completion Date calculated in accordance with the provisions of Schedule 7
Customer Target	180,000
Data Protection Legislation
all legislation relating to data protection and to the recording, interception and monitoring of communications and privacy including without limitation the Data Protection Acts of 1984 and 1998, and the EU Data Protection Directive 95/46/EC, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Part 1 of the Regulation of Investigatory Powers Act 2000 as amended and any analogous legislation in any part of the world

Data Protection Principles	has the same meaning as the term “Data Protection Principles” under the Data Protection Act 1998
Directors	the persons specified as directors of the Company in Schedule 1 (the expression "Director" meaning any of them)
Disclosure Documents	the Disclosure Letter and the documents attached thereto as listed in the schedule annexed to the Disclosure Letter

Disclosure Letter
a letter, a draft of which is attached to this Agreement, to be agreed between the Buyer and the Seller and dated 8 September 2006from the Seller to the Buyer, delivered to the Buyer by the Seller, for which the Seller acknowledged receipt

Employees	those persons (including directors) whose names appear in the list of employees included in the Disclosure Documents
Encumbrance
any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement

Entity	any person, corporation, partnership, organisation, government organisation, non-governmental or quasi-governmental organisation, or other entity
FA	Finance Act
Facilities Transition Services Agreement	the agreement relating to the provision of transitional facilities in the form to be agreed and entered into at Completion between the Company (1), the Buyer (2) and IDT Global Limited (3)
Financial Year	a financial year as determined in accordance with section 223 of the Companies Act 1985
FRS	a Financial Reporting Standard issued by the Accounting Standards Board
FSA	the Financial Services Authority
FSMA	the Financial Services and Markets Act 2000
GAAP
generally accepted accounting principles in the United Kingdom as set out in all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the UK Accounting Standards Board and extant at the Completion Date and all relevant United Kingdom company law

GPP	each of the personal pension schemes comprised in the group personal pension plan arrangement known as the IDT Global Pension Scheme and provided by Standard Life for employees of IDT England
Guarantee	the guarantee given in clause 37.1(a) (and, where applicable, includes the indemnity given in clause 37.1(b))
Guaranteed Obligations	has the meaning given in clause 37.1
Health and Safety Consent
any assessment, authorisation, certificate, consent, licence, permission, permit, ruling, variation, notification, transfer or any other information or approval required by any Health and Safety Law or agreement made pursuant to Health and Safety Law

Health and Safety Law
all international, EU, national, federal, state or local laws (both common law and statute law and civil and criminal law) and all subordinate legislation and regulatory codes of practice (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, regulations, treaties and conventions) concerning health and safety which are or were binding upon the Seller or the Company in the relevant jurisdiction in which the Seller or the Company are or have been operating (including by the export of their products thereto)

Health and Safety Regulator	any agency, authority, executive, service, company or body having powers or duties pursuant to Health and Safety Law
HMRC	HM Revenue and Customs
HRA	the Human Rights Act 1998
IA86	the Insolvency Act 1986
ICT Infrastructure	the information and communications technology infrastructure and systems including Software, hardware, firmware and networks which is or has been used in the Business
ICTA	the Income and Corporation Taxes Act 1988
IDA	Irish Development Agency
IDA Amount	an amount to be agreed between the parties equal to the number of full time Employees of IDT Ireland at the date of Completion multiplied by €10,000
IDT England	IDT Direct Limited, short particulars of which are set out in Schedule 1
IDT England Accounts
the audited balance sheet as at the Accounts Date, and the audited profit and loss account for the Financial Year ended on the Accounts Date, of IDT England together with the notes, reports, statements (including cash flow statements, if applicable) and other documents which are or would be required by law to be annexed to such accounts and to be sent or made available to members, a copy of each of which has been supplied to the Buyer and is included in the Disclosure Documents

IDT England Completion Accounts	the accounts of IDT England to be prepared and agreed by the parties or determined in accordance with Schedule 7 and showing the IDT England NCL
IDT England Consideration	the consideration price for the IDT England Shares as stated in clause 3.1
IDT England NCL
the aggregate amount, at the close of business on the Completion Date, by which the current liabilities of IDT England exceed the aggregate amount, at the close of business on the Completion Date, of the current assets of IDT England calculated in accordance with the Accounting Instructions.

IDT England NCL Target	such amount as is to be agreed between the Buyer and the Seller pursuant to clause 4.1(a)
IDT England Shares	1,000 issued ordinary shares of £1 each in the capital of IDT England being the entire issued share capital of IDT England
IDT Ireland	IDT Direct Ireland Limited (a company registered in Ireland with company number 400751)
IDT Ireland Completion Accounts	the accounts of IDT Ireland to be prepared and agreed by the parties or determined in accordance with Schedule 7 and showing the IDT Ireland NCL
IDT Ireland NCL
the aggregate amount, at the close of business on the Completion Date, by which the currently liabilities of IDT Ireland exceed the aggregate amount, at the close of business on the Completion Date, of the current assets of IDT Ireland calculated in accordance with the Accounting Instructions

IDT Ireland NCL Target	such amount as is to be agreed between the Buyer and the Seller at the Completion Date
IDT Ireland Shares	1 issued ordinary share of €1 in the capital of IDT Ireland, being the entire issued share capital of IDT Ireland
IDT Ireland Share Purchase Agreement	the agreement to be entered into between the Seller and the Buyer in respect of the acquisition by the Buyer of the IDT Ireland Shares
IHTA	the Inheritance Tax Act 1984
Independent Accountants
either:
(a) an independent firm of chartered accountants of international repute agreed by the Seller and the Buyer not being the auditors of the Buyer, the Seller or the Company; or
(b) in default of agreement as to the identity of the independent firm within five Business Days of either party notifying the other of its wish to appoint an independent firm, a specific member of an independent firm of chartered accountants to be nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales

Intellectual Property
means:
(a) patents, utility models, trade marks, service marks, registered designs, trade names, business names, domain names and email addresses, unregistered trade marks and service marks, rights in logos and get-up, copyright, database rights, all rights of whatsoever nature in computer software and data, semi conductor topographies, inventions, rights in confidential information, know-how, rights in designs;
(b) rights under licences, consents, statutes, orders or otherwise in relation to a right in paragraph (a) of this definition;
(c) renewals, reversions or extensions, applications and rights to apply for any of the rights in paragraphs (a) and (b) of this definition; and
(d) the right to sue for damages for past infringement of any right referred to in this definition

International Calls Termination Agreement
the agreement relating to the provision of carriage and termination for international telecommunications services in the agreed form between the Buyer and IDT Global Limited providing for the utilisation by the Buyer and IDT England of termination services to be provided to IDT England by IDT Global Limited for (i) a consideration of £1,000,000 per month; and (ii) a period of not less than one year from the Completion Date, subject to the terms and conditions of the agreement

ITEPA	the Income Tax (Earnings and Pensions) Act 2003
Key Contracts
the agreements, arrangements and commitments (whether or not reduced to writing) which are material to the Business that are in force at Completion including but not limited to contracts with, Key Suppliers and distributors but excluding contracts with Directors, Employees and Consultants and relating to Intellectual Property

Key Employee
any person who at, or at any time during the 12 months immediately preceding the date of this Agreement, or who at the date of Completion, is or was an employee or consultant of or to any of the Company and who during that period is or was acting at management grade or in a senior capacity

Key Suppliers	those suppliers listed in the Disclosure Letter and “Key Supplier” shall mean any one of them
Licence-In	an agreement by a person to license Intellectual Property to the Company
Licence-Out	an agreement by the Company to license or sublicense Intellectual Property to a person
Licensed Business IP	any Business IP which is currently licensed or sublicensed to the Company
Life Scheme	the life assurance scheme provided for IDT England by Standard Life

Losses
any and all claims (whether or not successful, compromised or settled), actions, proceedings, liabilities, demands, or judgments asserted or established in any jurisdiction and, as incurred, any and all losses, damages, liabilities, costs, expenses (including, but not limited to, legal, investigative and professional costs and expenses in disputing or defending any of the foregoing), taxes (excluding stamp duty), fines, penalties and clean-up costs.

LPMPA	the Law of Property (Miscellaneous Provisions) Act 1994
Management Accounts	the management accounts of the Company for the period of three months from the Accounts Date, a copy of which is included in the Disclosure Documents
NCL	net current liabilities calculated in accordance with the provisions of Schedule 6
Non-Disclosable Information
Confidential Information together with all information which relates to:
(a) the provisions of this Agreement;
(b) the negotiations relating to this Agreement; or
(c) the subject matter of this Agreement.

Owned Business IP	any Business IP which is owned by the Company
PA04	the Pensions Act 2004
Pensionable UK Employee	a director or employee or former director or former employee of IDT England
Personal Data	has the same meaning as the term “personal data” under the Data Protection Act 1998
Policies
the current insurance and indemnity policies in respect of which the Company has an interest (including but not limited to any active historic policies which provide cover on a “losses occurring” basis)

Registered
in respect of any period before 6 April 2006 approved by HMRC for the purposes of Chapter I or Chapter IV (as the case may be) of Part XIV ICTA and in respect of any period thereafter registered under section 153 FA04 and a reference to “Registration” is to be construed accordingly

Relief	the same meaning as in the Tax Deed
Representative	any representative, subsidiary or agent of the Company
Seller's Completion Documents	this Agreement, the Tax Deed and any other documents which are to be executed by the Seller pursuant to this Agreement
Seller's Group	the Seller and any of its Affiliates but excluding the Company
Seller's Solicitors	Wragge & Co. of 55 Colmore Row, Birmingham B2 2AS

Shares	the IDT England Shares
Software
any and all computer programs in both source and object code form, including all modules, routines and subroutines and all source and other preparatory materials relating to the above including user requirements, functional specifications and programming specifications, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation and all enhancements, improvements, replacement and derivative works relating to any of the above

SSAP	a statement of Standard Accounting Practice published by the former Accounting Standards Committee or the present Accounting Standards Board
Stock Exchange	London Stock Exchange plc
Supplementary Disclosure Letter
a letter from the Seller to the Buyer to be agreed on or before the date of Completion (of which the Buyer‘s acceptance will not be unreasonably withheld) and delivered by the Seller to the Buyer immediately prior to Completion, for which the Seller acknowledged receipt

Systems Transition Agreement	the agreement relating to the provision of transitional services in the form to be agreed and entered into at Completion between the Company (1), the Buyer (2) and the Guarantor (3)
Tax Deed	the deed of covenant relating to Taxation in the agreed form between the Seller (1) and the Buyer (2)
Tax Warranties	the tax warranties set out in paragraph 21 of Schedule 4 to this Agreement
Taxation	the same meaning as in the Tax Deed
Taxing Authority	the same meaning as in the Tax Deed
TCGA	the Taxation of Chargeable Gains Act 1992
Telemarketing Agreement
the agreement relating to the provision of telemarketing services in the agreed form between the Buyer and IDT Contact Services, Inc. providing for the utilisation by the Buyer and IDT England of telemarketing services to be provided to IDT England by IDT Contact Services Limited for (i) a consideration of £1,500,000 per annum; and (ii) a period of not less than two years from the Completion Date, subject to the terms and conditions of the agreement

Trademark and Domain Name Assignment	the agreement relating to the assignment of certain trademarks, trademark applications and domain names in to be agreed and entered into between the Company (1) and IDT Corporation (2)

UKLA	the Financial Services Authority acting in its capacity as the United Kingdom's competent authority for listing securities
VAT	Value Added Tax
VATA	the Value Added Tax Act 1994
Warranties	the representations and warranties given in clause 8 and Schedule 4 and each representation and warranty statement shall be a "Warranty"

2	Sale and purchase of the Shares

2.1
Subject to satisfaction of the Conditions, the Seller shall sell on and with effect from Completion and in accordance with clause 15, and the Buyer, relying on the covenants, undertakings, warranties and indemnities contained in this Agreement, shall, subject to clause 2.2, purchase all of the Shares together with all rights attaching to them at Completion and free from all Encumbrances.

2.2	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

2.3	The Seller irrevocably and unconditionally waives any and all pre-emption rights in respect of the Shares whether arising by virtue of any articles of association, agreement, law or otherwise.

3	Consideration

3.1	The Consideration for the Shares is £24,000,000 (subject to adjustment pursuant to clause 8). The Consideration shall be satisfied as follows:

(a)	the allotment and issue of the Consideration Shares in the manner provided in clause 6.3(c); and

(b)	the payment of the sum £20,000,000 in the manner provided in clause 6.3(a).

3.2	For the purposes of clause 3.1:

(a)
the Consideration Shares shall rank pari passu with the existing ordinary shares of 1p each in the capital of the Buyer including the right to receive all dividends declared made or paid after Completion (save that they shall not rank for any dividend or other distribution of the Buyer declared made or paid by reference to a record date before Completion);

(b)	the Consideration Shares shall be issued as fully paid and free from all liens, charges, claims, encumbrances, options or rights of pre-emption; and

(c)	the Buyer warrants to the Seller that:

(i)	the Buyer has made all announcements through the London Stock Exchange’s Regulatory News Service, a regulatory information service, required in accordance with the provisions of the AIM rules; and

(ii)
there is no price sensitive information known to the Buyer as at the date of this Agreement on the Completion Date which requires to be disclosed in accordance with the provisions of the AIM rules and which has not been so disclosed.

3.3
Any payment made by the Seller to the Buyer under or in respect of any claim for breach of this Agreement (including without limitation, in respect of any claim for breach of the Warranties or any indemnity contained in this Agreement) or pursuant to the Tax Deed shall be and shall be deemed to be a reduction in the price paid for the Shares under this Agreement to the extent legally possible.

3.4	The Seller undertakes that it shall dispose of the Consideration Shares only through Messrs Collins Stewart or such other reputable brokers as may be nominated by the Buyer.

3.5	The Consideration is based on the assumption that as at the close of business on the Completion Date:

(a)	the Consolidated NCL is equal to the Consolidated NCL Target; and

(b)	the Customer Numbers are equal to or greater than the Customer Target.

4	Conditions

4.1	Completion of this Agreement is conditional upon:

(a)	the Buyer and the Seller agreeing the amount of the Consolidated NCL Target; and

(b)
the execution and delivery of each of the the International Calls Termination Agreement (1), the Facilities Transition Services Agreement (2), the Telemarketing Agreement (3), the Trademark and Domain Name Assignation, (4) the Systems Transition Agreement (5), the Tax Deed (6) and the IDT Ireland Share Purchase Agreement (7) (which for the avoidance of doubt, the parties acknowledge that drafts of documents (1), (2), (3) and (5) in a substantially negotiated form are attached to this Agreement) by all parties thereto and none of such agreements having been terminated in accordance with their respective terms prior to Completion and all conditions to completion of such agreements (other than any condition relating to the satisfaction, fulfilment or waiver of any of the conditions contained in this Agreement) having been satisfied or fulfilled or (to the extent permitted by the relevant agreement) waived;

(c)	the Buyer warranting to the Seller at Completion that the provisions of clause 3.2 (c) (i) and (ii) of this Agreement are true and correct

4.2	The Buyer shall use its reasonable endeavours to procure the satisfaction of the Conditions contained in paragraphs (a),(b) and (c) of clause 4.1.

4.3	The Seller shall use its reasonable endeavours to procure the satisfaction of the Conditions set out in paragraphs (a) and (b) of clause 4.1.

4.4
The parties acknowledge that the Conditions set out in such clauses 4.1 (a), (b) and (c) above are for the benefit of both the Seller and the Buyer and accordingly such Conditions may only be waived with the consent of both the Seller and the Buyer but not otherwise.

Any waiver of a Condition must be in writing and served upon the other parties to this Agreement in accordance with the provisions of clause 29.

4.5
If any of the Conditions have not been satisfied in full (or waived in accordance with clause 4.4) on or before 31 October 2006 (or such other date as shall be agreed in writing between the Seller and the Buyer) this Agreement shall then lapse (other than clauses 16 Announcements, 17 Confidentiality, 21 Costs and Expenses, 32 Governing Law and 33 Jurisdiction which shall remain in full force and effect) and no party to this Agreement shall have any liability to any other party under this Agreement or in respect of the subject matter of this Agreement save in respect of any liabilities which have accrued prior to the Agreement lapsing or in relation to the clauses of this Agreement which remain in force.

5	Position pending Completion

5.1	The Seller hereby covenants with and undertakes to the Buyer to comply with the provisions of Schedule 9 (Position pending Completion).

6	Completion

6.1
Completion shall take place at the offices of the Buyer's Solicitors (or any other location agreed upon by the Seller and the Buyer) as soon as practicable following satisfaction or waiver pursuant to clause 4 of each of the Conditions and in any event within two Business Days of the satisfaction or waiver of the last remaining Condition.

6.2	At Completion, the Seller shall deliver or cause to be delivered to the Buyer the items listed in Part 2 of Schedule 2 (the Buyer receiving them, where appropriate, as agent for the Company).

6.3	Immediately following satisfaction of the Seller's obligations pursuant to clause 6.2, the Buyer shall:

(a)
procure the delivery to the Seller's Solicitors for the account of the Seller of an electronic transfer in favour of the Seller's Solicitors for the amount of £20,000,000 (being the Cash Consideration); and

(b)	procure the delivery to the Seller of the counterpart of the Tax Deed executed by the Buyer;

(c)	in relation to the Consideration Shares:

(i)	issue and allot such shares to the Seller fully paid;

(ii)	cause the name of the Seller to be entered into the register of members of the Buyer as the registered holder of such shares; and

(iii)	instruct its registrars to deliver to the Seller’s Solicitors as soon as possible certificates for such shares;

(d)	procure the delivery to the Seller of the counterpart of the Telemarketing Agreement duly signed by the Buyer; and

(e)	procure the delivery to the Seller of the counterpart of the Facilities Transition Services Agreement duly signed by the Buyer;

(f)	procure the delivery to the Seller of the counterpart of the International Calls Termination Agreement duly signed by the Buyer;

(g)	provide to the Seller a copy of the Buyer’s application to AIM for Admission of the Consideration Shares;

(h)	procure the delivery to the Seller of a copy of the minutes of a meeting of the directors of the Buyer issuing and allotting (subject only to Admission) the Consideration Shares to the Seller;

(i)	procure the delivery to the Seller of the counterpart of the Trade Mark and Domain Name Assignment duly signed by the Buyer; and

(j)	procure the delivery to the Seller of the counterpart of the Systems Transition Agreement duly signed by the Buyer.

6.4
The Seller hereby confirms that the Seller's Solicitors are irrevocably authorised by the Seller to receive payment of the Consideration (including delivery of share certificates in relation to the Consideration Shares) on the Seller's behalf and the receipt of the Seller's Solicitors shall be a sufficient discharge for the Buyer of its obligations under clause 3 and the Buyer shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such sum.

6.5	The Buyer undertakes with the Seller:

(a)	on the first Business Day following Completion, to deliver to the London Stock Exchange a duly signed application for admission to AIM of the Consideration Shares; and

(b)
after Completion to use its reasonable endeavours to obtain Admission of the Consideration Shares as soon as practicable, but in no event following the date falling seven Business Days after Completion. If Admission of the Consideration Shares has not occurred on or before the date falling seven Business Days after Completion, the Buyer shall be required to satisfy in cash that part of the Consideration attributable to the Consideration Shares (being £4,000,000), such cash to be payable by electronic transfer to the Seller's Solicitors for the account of the Seller on or before the ninth Business Day after Completion. In the event of any such cash payment being made in accordance with this clause, the Seller shall irrevocably cease to be entitled to the Consideration Shares.

7	Right to terminate

7.1
Any right of termination conferred upon either the Buyer or the Seller by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to the Buyer and/or the Seller and no exercise of or failure to exercise such a right of termination shall constitute a waiver by the Buyer and/or the Seller of any such other right or remedy.

8	Preparation of Completion Accounts and Consideration Adjustments

8.1	The Completion Accounts shall be prepared in accordance with Schedule 6.

8.2
If the amount of the Consolidated NCL (as extracted from the IDT England Completion Accounts and the IDT Ireland Completion Accounts) is a greater negative amount than the Consolidated NCL Target by £100,000 or more, the Seller shall pay, as a reduction in the Consideration, to the Buyer the amount of the difference between the Consolidated NCL and the Consolidated NCL Target. If the amount of the Consolidated NCL is a lesser negative amount than the Consolidated NCL Target by £100,000 or more, or is a positive amount, the Consideration shall (subject to clause 8.3) be increased by the difference between the Consolidated NCL and the Consolidated NCL Target and the Buyer shall pay to the Seller such difference as additional consideration for the Shares.

8.3	The Customer Numbers shall be ascertained in accordance with Schedule 7.

8.4
If the Customer Numbers are less than the Customer Target, the Seller shall pay, as a reduction in the Consideration, to the Buyer an amount equivalent to £133 multiplied by the difference between the Customer Numbers and the Customer Target. If the Customer Numbers are greater than the Customer Target, the Consideration is not to be adjusted by virtue of the provisions of this clause 8.4.

8.5	Any payment made pursuant to this clause 8 shall be made in cash without set-off, counterclaim, withholding or other deduction.

8.6
Any amounts payable by the Seller to the Buyer or by the Buyer to the Seller as determined in accordance with clauses 8.2 and/or 8.4 shall be paid within three Business Days of the Accounts Determination Date. The party entitled to receive the payment shall be entitled to such amount as shall be required to ensure that such recipient receives the full amount due in accordance with clause 8.

9	BT Deposit

9.1
If, prior to, or on the Completion Date, BT plc has not returned to IDT England the deposit in the amount of £516,150 (the “BT Deposit”) made by IDT England to BT plc pursuant to a wholesale telecommunications agreement between IDT England and BT plc (the “BT Agreement”) and IDT England continue to utilise the services of BT plc under the BT Agreement, the Buyer shall pay to the Seller a sum equivalent to the amount of the BT Deposit on the Completion Date..

9.2
The Seller warrants to the Buyer that neither the Seller, the Company, it officers, employees or representatives has carried out any act or omitted to carry out any act which may revoke, reduce, limit, or diminish in any way the amount of the BT Deposit.

10	Warranties

10.1	The Seller acknowledges that the Buyer has been induced to enter into this Agreement and to purchase the Shares on the basis of and in reliance upon, among other things, the Warranties.

10.2	The Seller warrants to the Buyer that each and every Warranty is true, correct, accurate and not misleading at the date of this Agreement subject only to:

(a)	the matters referred to in the Disclosure Documents, provided that:

(i)
such matters will be treated as qualifying or limiting the application of any Warranty only to the extent that such disclosure is fair (fair for these purposes meaning that the disclosure is sufficient to enable the Buyer to fully understand the nature and scope of the matter disclosed); and

(ii)	no qualification or limitation shall be possible or effective in relation to the Warranties contained in paragraphs 1 (Capacity and Authority) or 2 (the Shares) of Schedule 4; and

(b)	any exceptions for which express provision is made pursuant to this Agreement.

10.3
Each of the Warranties shall be deemed to be repeated immediately prior to Completion by reference to the facts and circumstances then existing and on the basis that all references (whether express or implied) in such Warranties to the “date of this Agreement” or in any of the definitions in clause 1.1 used in such Warranties shall be deemed to be substituted with references to “Completion Date”.

10.4
The Seller shall between exchange of this Agreement and Completion forthwith notify the Buyer in writing of any matter or thing which may arise or become known to it after the date of this Agreement and prior to Completion which constitutes (or would with the passage of time constitute) a breach of any of the Warranties given at exchange under this Agreement.

10.5
The Seller shall deliver to the Buyer immediately prior to Completion the Supplementary Disclosure Letter confirming that the Warranties (as repeated on the basis set out in clause 10.3) remain true, correct, accurate and not misleading in all material respects immediately prior to Completion except as regards any matter or event occurring between the date of this Agreement and Completion fair and accurate details of which are set out in the Supplementary Disclosure Letter.

10.6
The Supplementary Disclosure Letter shall not affect the right of the Buyer to place reliance on the Warranties and shall not affect the right of the Buyer to claim damages for breaches of Warranty disclosed by the Supplementary Disclosure Letter.

10.7
If at any time before or at Completion it becomes apparent that a Warranty has been breached, is untrue or misleading, or that the Seller has breached any other terms of this Agreement that in either case is material to the sale of the Shares, the Buyer may (without prejudice to any other rights it may have in relation to the breach):

(a) to rescind this Agreement by notice to the Seller; or

(b) proceed to Completion.

save that where such breach of Warranty arises as a result of an event or development which occurs between exchange of this Agreement and Completion, the Buyer shall not be entitled to rescind this Agreement.

10.8
Each Warranty is a separate and independent representation and warranty and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement, the Disclosure Documents or the Tax Deed, except to the extent that disclosure made with respect to one warranty that shall reasonably be imputed to refer also to another warranty (other than the Warranties contained in paragraphs 1 (Capacity and Authority) or 2 (the Shares) of Schedule 4) shall be so imputed (whether or not an express cross reference appears).

10.9	The liability of the Seller in respect of any claim under the Warranties shall be limited as provided in Schedule 5 except:

(a)	in the case of a breach of the Warranties contained in paragraphs 1 (Capacity and Authority) and 2 (the Shares) of Schedule 4; or

(b)	in relation to any claim which arises out of any fraud, dishonesty, wilful material misstatement or wilful material non-disclosure by or on behalf of the Seller.

10.10
The provisions of Schedule 5 which, among other things, regulate or otherwise affect the liability of the Seller shall remain in full force and be fully applicable in all circumstances and, in particular, notwithstanding any breach of the Warranties or any claim against the Seller in respect of the Warranties or the Tax Deed, whatever its nature or consequences.

10.11
The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by Completion (except as may be limited in time as provided in Schedule 5), by any investigation made by or on behalf of the Buyer into the affairs of the Company, or by any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release. No information relating to the Company of which the Buyer has knowledge (actual, imputed or constructive) other than by reason of its being disclosed in accordance with clause 10.2(a)(i) shall prejudice any claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer under this Agreement.

10.12
Any information supplied by the Company, its officers, employees or agents to the Seller, its agents, representatives or advisers in connection with, or to form the basis of, the Warranties or the Tax Deed or any matter covered in the Disclosure Documents, or for any other reason, shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy to the Seller and shall not constitute a defence to the Seller to any claim made by the Buyer. The Seller hereby waives any and all claims against the Company, their officers or employees in respect of any information so supplied (and undertakes that no other person claiming under or through it will make any such claim) save in relation to any claim against any officer or employee which arises out of any fraud, wilful misconduct or intentional dishonesty of such officer or employee.

10.13
Where any Warranty is qualified by the expression “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means both the actual knowledge of the Seller and also such knowledge which the Seller would have had if it had made due and careful enquiry of all the following members of senior management of:

(i)	Shalom Benaim;

(ii)	Joseph Blass;

(iii)	Bernard Howard Last;

(iv)	Stephen Halstead; and

(v)	John Prior.

10.14
Each of the paragraphs in Schedule 4 shall be interpreted as being deemed to include all references to the foreign equivalent of terms used, statutes and regulations referred to and concepts applied where the Company is incorporated in, does business in or is affected by the laws or regulations of a country outside England and Wales.

10.15
In determining damages for any breach of the Warranties or any other provision of this Agreement, the Buyer shall not be required to cause the Company to be wound up or to rely on the limited liability of any company in mitigation of its loss.

11	Indemnity

11.1
The Seller shall indemnify and keep indemnified the Buyer from and against and in respect of any and all Losses which may be suffered or incurred by the Buyer, its officers, directors, agents, employees or the Company arising out of or in connection with the claim by BT plc or any of its Affiliates against the Company for passing off or trademark infringement arising as a result of any activities undertaken prior to Completion.

11.2
The Seller shall pay the amount of such Losses to the Buyer within 15 Business Days following receipt of written notice (the “Indemnification Notice”) from the Buyer of the amount of such Losses, together with reasonable evidence of the amount of such Losses to the following bank account:

Natwest Bank plc, City of London Office, PO Box 12258, 1 Princes Street, London EC2R 8PA

Sort Code: 60-00-01

Account Number: 95635157

or such other account as the Buyer may nominate to the Seller in writing.

12	Protection of goodwill

12.1
The Seller undertakes to the Buyer (contracting for itself and as trustee for the Company and for any successor in title to the Shares or to all or part of the Business) that, except with the prior written consent of the Buyer, it shall not and shall procure that no member of the Seller's Group shall:

(a)
in the period of two years from Completion be concerned (as defined in clause 12.2 below) in any business which competes with all or any part of the Business in any area of the United Kingdom or the Republic of Ireland;

(b)
in the period of two years from Completion have any dealings with, canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which competes with all or part of the Business in any area of the United Kingdom or the Republic of Ireland) any person who at any time during the 12 months prior to Completion shall have been a client, customer, supplier, distributor or agent of or to any of the Company;

(c)
in the period of two years from Completion offer employment to or employ or offer to conclude any contract of services with any Key Employee or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any Key Employee to terminate their employment or contract for services with any of the Company, provided that this clause 12.1(c) shall not prevent any member of the Seller's Group from employing any person who:

(i)	initiates contact with a member of the Seller’s Group without solicitation from any member of the Seller’s Group or from any of their respective officers, directors, agents or employees; or

(ii)
responds to a public advertisement for the relevant vacancy placed by or on behalf of the relevant member of the Seller's Group if there has been no previous contact with respect to employment between any member of the Seller's Group (or any person acting on its behalf) and that person.

12.2	For the purposes of this clause 12, the Seller and any member of the Seller's Group will be concerned in a business if carries it on as principal or agent or if at the relevant time:

(a)	it is a partner, director or agent in, of or to any person who carries on the business; or

(b)	it has any direct financial interest (as shareholder or otherwise) in any person who carries on the business; or

(c)	it is a partner, director or agent in, of or to any person who has a direct financial interest (as shareholder or otherwise) in any person who carries on the business,

disregarding any financial interest of a person in securities which are held for investment purposes only if that person, the Seller and any person connected to it (the “Investors”) are together interested in not more than five per cent (5 per cent) of the share capital of such entity and provided that none of the Investors are actively involved in the management of the business of the issuer of the securities or of any person connected with it other than by the exercise of voting rights attaching to the securities.

12.3
For the purposes of this Agreement, an operation shall be deemed to compete with the Business if it engages in the sale of post-paid consumer phone services, consisting of landline, mobile or broadband internet access over telephone lines.

12.4
Each party acknowledges that each of the restrictions in this clause 12 is no more extensive than is reasonable and necessary to protect the interests of the Buyer as the buyer of the Shares. Each of the restrictions in this clause 12 shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void or unenforceable but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

13	Use of name

13.1
The Guarantor hereby agrees that the Buyer shall be entitled from Completion to the exclusive use in the United Kingdom and the Republic of Ireland of the names set out in Schedule 8 (the “Business Names”) as part of the Company’s name and in the Company’s business dealings. Nothing in this Agreement shall restrict the rights of the Seller to use the Business Name in other territories.

13.2	The Seller undertakes to the Buyer to procure that:

(a)
as soon as reasonably practicable after Completion, and in any event no later than 7 days after Completion, the name of any member of the Seller’s Group which consists of or incorporates any of the Business Names, or anything which in the reasonable opinion of the Buyer is substantially or confusingly similar to any of the Business Names, is changed to a name which does not include any of the Business Names or anything substantially or confusingly similar to any of the Business Names; and

(b)
as soon as reasonably practicable after Completion, and in any event no later than 7 days after Completion, the Seller’s Group shall cease in any manner whatsoever in the United Kingdom and the Republic of Ireland to use or display any trade or service marks, trade or service names or logos used or held exclusively by the Business or exclusively by the Company, which in the reasonable opinion of the Buyer is substantially or confusingly similar to any of them.

13.3
The Buyer undertakes to the Seller to procure that as soon as reasonably practicable after Completion, and in any event no later than 7 days after Completion, the names of both IDT England and IDT Ireland be changed to exclude reference to “IDT” or any name which suggests an association to “IDT” or anything substantially or confusingly similar to “IDT” and the Buyer undertakes not to use the name “IDT” or any name which suggests an association to “IDT” or anything substantially or confusingly similar to “IDT” without the written consent of the Seller.

14	Release of guarantees

14.1
To the extent that they are not released on Completion, the Seller shall immediately following Completion use its best endeavours to procure the release of the Company from all guarantees, claims, securities, indemnities or other similar obligations given in respect of the liabilities or obligations of any other person and agrees with the Buyer for itself and as trustee for the Company that pending such release it shall indemnify and keep indemnified the Buyer and the Company from and against any and all Losses arising out of or in connection with such guarantees, claims, securities or indemnities.

14.2
To the extent that they are not released on Completion, the Buyer shall immediately following Completion use its best endeavours to procure the release of the relevant member of the Seller’s Group from the following guarantees, claims, securities, indemnities or other similar obligations given in respect of the liabilities or obligations of the Company:

(a)	Wholesale Telecommunications Supply Agreement between IDT England and T-Mobile UK Limited dated 11 February 2005;

(b)	Reseller Agreement for use with Independent Partner Resellers between IDT England and Opal Telecom Limited dated 20 May 2005; and

(c)	Online Marketing Agreement between IDT England and FL Interactive Limited.

14.3
The Buyer agrees with the Seller for itself and as trustee for each member of the Seller’s Group that pending such release it shall indemnify and keep indemnified the Seller and each member of the Seller’s Group from and against any and all Losses arising out of or in connection with such guarantees, claims, securities or indemnities.

15	Implied covenants for title

LPMPA applies to any disposition of property made under or pursuant to this Agreement as though such disposition were expressed to be made with full title guarantee, save that:

(a)	the word “reasonably” shall be deleted from the covenant set out in section 2(1)(b) LPMPA;

(b)
the covenant set out in section 3(1) LPMPA shall not be qualified by the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about”; and

(c)	Section 6(2) LPMPA shall not apply to any of the covenants (express or implied) deemed to be given in respect of such dispositions.

16	Announcements

16.1
Except to the extent otherwise expressly permitted by this Agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter. The parties will agree on the text of a joint announcement of the transactions contemplated hereby to be released as promptly as practicable following Completion.

16.2
Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law; or

(b)	any securities exchange on which either party's (or either party’s direct or indirect corporate parent’s) securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

17	Confidentiality

17.1
Each party hereby undertakes with the other party that it shall both during and after the term of this Agreement preserve the confidentiality of the Non-Disclosable Information (other than, in the case of the Buyer, such of the Non-Disclosable Information as consists of Confidential Information), and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information (other than, in the case of the Buyer, such of the Non-Disclosable Information as consists of Confidential Information).

17.2	Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable, disclose Non-Disclosable Information if and to the extent:

(a)	required by law; or

(b)	required by any securities exchange on which either party's (or such party’s direct or indirect corporate parent’s) securities are listed or traded; or

(c)	required by any regulatory or governmental or other authority with relevant powers to which either party is subject or submits (whether or not the authority has the force of law); or

(d)	required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement; or

(e)	required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality); or

(f)	that information is in or has come into the public domain through no fault of that party;

(g)	that information is independently developed by that party; or

(h)	the other party has given prior written consent to the disclosure; or

(i)	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

17.3	The restrictions contained in this clause 17 shall continue to apply after Completion for a period of three years.

18	Entire agreement

18.1
This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

18.2
Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

18.3	Nothing in this Agreement, the Tax Deed or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

19	Cumulative rights

The rights of the parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them whether as a matter of common law, statute, custom or otherwise.

20	Assignment and transfer

20.1
This Agreement is personal to the parties and except as provided in clause 12.1 and clauses 20.2 to 20.4, no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party.

20.2
The Seller acknowledges and agrees that the Buyer may at any time following Completion reorganise its group, pursuant to which the Buyer may sell or transfer all or any of the Shares or assets of the Company to an Affiliate or assign (in whole or in part) its rights under this Agreement. Accordingly, subject to clause 20.3 the Seller agrees that the rights under this Agreement may be assigned (in whole or in part) by the Buyer without the consent of the Seller to, and may be enforced by, any Affiliate of the Buyer which is the legal or beneficial owner from time to time of any or all of the Shares or assets of the Company as if it were the Buyer under this Agreement provided that no such assignment shall modify or increase the Seller’s obligations or liabilities hereunder.

20.3
If the rights under the whole or any part of this Agreement are assigned by the Buyer to an Affiliate in accordance with clause 20.2 that Affiliate may at any time assign those rights to any other Affiliate of the Buyer provided that the Buyer shall procure that any Affiliate to whom any or all of the rights under this Agreement are assigned shall assign such rights back to the Buyer (or to another continuing Affiliate of the Buyer) immediately prior to it ceasing to be an Affiliate of the Buyer.

20.4	Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause 20 shall be ineffective.

21	Costs and expenses

21.1
Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

21.2
For the avoidance of doubt, the Company shall pay any legal or other professional charges and expenses (including, for the avoidance of doubt, any broker's fee, finder's fee or commission) in connection with any investigation of the affairs of the Company or the negotiation, preparation, execution, performance and implementation of this Agreement.

22	Interest on late payments

22.1
If a party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with clause 22.2.

22.2
The interest referred to in clause 22.1 shall accrue from day to day and shall be paid on demand at the rate of three per cent (3%) above the base rate from time to time of Barclays Bank plc. Unpaid interest shall compound quarterly.

23	No set-off

All payments to be made under this Agreement and/or the Tax Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

24	Effect of Completion

This Agreement together with the Tax Deed shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

25	Waiver

25.1
A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

25.2
A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

25.3
Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

26	Variation

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of each party.

27	Severance

27.1
If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

27.2
If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

28	Further assurance

28.1
The Seller and the Buyer shall at their own cost use all reasonable endeavours from time to time on or following Completion, on being reasonably required to do so by the other, to do or procure the doing of all such reasonable acts and/or execute or procure the execution of all such reasonable documents in a form satisfactory to the Buyer for giving full effect to this Agreement and securing to the Buyer the full benefit of the rights, powers, privileges and remedies conferred upon the Buyer in this Agreement and in the Seller the rights in ownership of the Consideration Shares.

28.2
From and after Completion, the Buyer will, and will cause the Company to, give the Seller reasonable access (during normal business hours) at the Seller’s cost to the pre-Completion books and records of the Company and to the personnel of the Company to the extent reasonably requested by the Seller for tax or financial accounting purposes or in connection with litigation related to the period prior to Completion (other than litigation arising from a claim under this Agreement).

29	Notices

29.1
Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post (or if posted internationally, by prepaid airmail) or fax. Delivery by courier shall be regarded as delivery by hand.

29.2
Such communication shall be sent to the address of the relevant party referred to in this Agreement or the fax number set out below or to such other address or fax number as may previously have been communicated to the other party in accordance with this clause 29.2 and clause 29.5. Each communication shall be marked for the attention of the relevant person.

Party	Fax number	For the attention of

Seller	0019734381616	Ely Tendler

Buyer	0870 389 1361	Stewart Porter

29.3	A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in clause 29.2, at the time of delivery;

(b)	if sent by first class prepaid post to the address referred to in clause 29.2, at the expiration of two clear days after the time of posting;

(c)	if sent by airmail to the address referred to in clause 29.2, at the expiration of five clear days after the time of posting; and

(d)	if sent by fax to the number referred to in clause 29.2, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause 29.3, it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.

29.4
In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter (or, as the case may be, posted as prepaid airmail) or that the fax was despatched and a confirmatory transmission report received, whether or not opened or read by the recipient.

29.5
A party may notify the other parties to this Agreement of a change to its name, relevant person, address or fax number for the purposes of clause 29.2 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

29.6
For the avoidance of doubt, the parties agree that the provisions of clauses 29.1, 29.2, 29.3, 29.4 and 29.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

30	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

31	Governing language

31.1	This Agreement is in English.

31.2	If this Agreement is translated into any language other than English, the English language text shall prevail in any event.

31.3
Each notice, instrument, certificate or other communication to be given by one party to another in this Agreement or in connection with this Agreement shall be in English (being the language of negotiation of this Agreement) and if such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

32	Governing law

This Agreement is governed by and is to be construed in accordance with English law.

33	Jurisdiction

Save as otherwise expressly provided in this Agreement, the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

34	Interpretation

34.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

34.2
References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

34.3	References to documents "in the agreed form" are to documents in terms agreed between the parties prior to execution of this Agreement.

34.4	References to “writing” or “written” includes any other non-transitory form of visible reproduction of words.

34.5	References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.

34.6
References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.

34.7	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

34.8
References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

34.9
Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

34.10
References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

34.11
A company or other entity shall be a "holding company" for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 736 and 736A of the Companies Act 1985 (as amended) or the meaning attributed to the term "parent undertaking" in section 258 of such Act, and a company or other entity shall be a "subsidiary" for the purposes of this Agreement if it falls within any of the meanings attributed to a "subsidiary" in section 736 and 736A of the Companies Act 1985 (as amended) or the meaning attributed to the term "subsidiary undertaking" in section 258 of such Act, and the terms "subsidiaries" and "holding companies" are to be construed accordingly.

34.12	Section 839 ICTA is to apply to determine whether one person is connected with another for the purposes of this Agreement.

35	Rights of third parties

Except as otherwise expressly stated herein this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

36	Guarantee and indemnity

36.1	In consideration of the Buyer entering into this Agreement, the Guarantor irrevocably and unconditionally:

(a)
guarantees to the Buyer the payment by the Seller of all its obligations and liabilities under this Agreement and all other Seller’s Completion Documents (together, the “Guaranteed Obligations”) and agrees to pay on demand from time to time each sum which the Seller is liable to pay under this Agreement and the other Seller’s Completion Documents; and

(b)
agrees, as an additional and independent obligation, that if any of the Guaranteed Obligations are not recoverable from the Guarantor under the guarantee in clause 36.1(a) for any reason the Guarantor will be liable to the Buyer as a principal debtor by way of indemnity for the same amount as that for which it would have been liable had those Guaranteed Obligations been recoverable and further agrees to discharge that liability on demand from time to time.

36.2	This Guarantee shall be a continuing security until the performance and discharge in full of the Guaranteed Obligations.

36.3	The Guarantor’s obligations to the Buyer shall not be reduced, discharged, impaired or adversely affected by reason of:

(a)	any time, indulgence, waiver or other concession which the Buyer may grant to the Seller or any other person;

(b)	the insolvency, incapacity, lack of authority, death or disability of the Seller or the Guarantor or of any person purporting to act on behalf of either of them;

(c)	any termination, amendment, variation, release, novation or supplement of or to this Agreement, any other Seller’s Completion Documents or the terms of any of the Guaranteed Obligations;

(d)
any variation, extension, discharge or compromise of any right or remedy which the Buyer may now or hereafter have from or against the Seller and any other person in respect of any of the obligations and liabilities of the Seller and any other person under and in respect of this Agreement and/or the other Seller’s Completion Documents;

(e)
any act or omission by the Buyer or any other person in perfecting or enforcing any security, guarantee, assurance against loss or indemnity present or future from or against the Seller and any other person or any such security, guarantee, assurance against loss or indemnity being defective, void or unenforceable;

(f)	any claim or enforcement of payment from the Seller and any other person;

(g)	any defect, irregularity, unenforceability, invalidity, illegality, frustration or discharge by operation of law of any of the obligations of the Buyer or the Guarantor;

(h)	any change of control of the Seller or the occurrence of any circumstance affecting the liability of the Seller to discharge any Guaranteed Obligations;

(i)
any security given or payment made to the Buyer by the Seller or any other person being avoided or reduced under any law (whether English or foreign) relating to bankruptcy, liquidation or analogous circumstances in force from time to time;

(j)	any change in the Seller’s or the Guarantor’s constitution or any statutory or other compromise or arrangement with creditors affecting the Seller; or

(k)	any act or omission which would not have discharged or affected the obligations of the Guarantor had it been a principal debtor instead of a guarantor.

36.4	The obligations and liabilities expressed to be undertaken by the Guarantor under this Guarantee are those of primary obligor and not merely as a surety.

36.5	The Buyer shall not be obliged before taking steps to enforce any of its rights and remedies under this Guarantee:

(a)	to take action or obtain judgment in any court against the Seller and any other person;

(b)	to make or file any claim in a bankruptcy, liquidation, administration or insolvency of the Seller and any other person; or

(c)	to make demand, enforce or seek to enforce any claim, right or remedy against the Seller and any other person.

36.6
This Guarantee shall be in addition to any other security, guarantee, assurance against loss or indemnity held by the Buyer at any time from the Seller or any other person and shall not merge with or prejudice or be prejudiced by any security, guarantee, assurance against loss or indemnity or any other contractual or legal rights of the Buyer.

36.7
Any settlement or discharge in whole or in part by the Buyer of the Guaranteed Obligations shall be deemed to be given or made on condition that it shall be of no effect as a settlement or discharge if the assurance, security or payment on the faith of which it was made shall afterwards be avoided, set aside or ordered to be refunded by virtue of any law (whether English or foreign) relating to bankruptcy, liquidation or analogous circumstances in force from time to time or for any other reason so that at any time after such avoidance, setting aside or order for refund the Buyer shall be entitled to exercise its rights under this Guarantee as if no such settlement or discharge had been made.

36.8
All payments by the Guarantor shall be made in immediately available funds to the credit of such account as the Buyer may designate and in full without any set-off, counterclaim or other deduction. If any such deduction is so required, the Guarantor shall simultaneously pay to the Buyer such amount as is necessary to ensure that the Buyer receives a net sum equal to what it would have received had no deduction been made.

37	Execution

This Agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this Agreement.

  SCHEDULE 1

  Particulars of IDT Direct Limited

Name:	IDT Direct Limited

Number:	4775696

Date of registration:	23 May 2003 under the Companies Act 1985

Status:	private company

Place of registration:	England

Registered Office:	Princes House, 95 Gresham Street, London EC2V 7NA

Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1 each

Issued share capital:	1,000 ordinary shares

Shareholder and shareholding:	Name	Shares Held
	IDT Dutch Holdings BV	1,000

Charges:	None

	Name	To remain in place following Completion?
Directors:	Shalom Benaim	No
	Joseph Blass	No
	Bernard Howard Last	No
Secretary:	Bernard Howard Last	No
Auditors:	Ernst & Young LLP

  SCHEDULE 2

Part 1: Documents which have been delivered prior to execution of this Agreement

A copy of the minutes of a meeting of the directors of each of the Seller and the Guarantor authorising the execution by the appropriate signatories on behalf of the Seller and the Guarantor (as appropriate) of this Agreement (such copy minutes being certified as accurate by the company secretary of the Seller and the Guarantor (as appropriate)).

Part 2: Documents which are to be delivered at Completion

1	Transfers in respect of the Shares duly executed by the registered holders thereof in favour of the Buyer.

2	Certificates for the Shares (or indemnities in respect thereof in the agreed form).

3
Irrevocable powers of attorney in the agreed form executed by the Seller to enable the Buyer (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares.

4	All waivers and consents in the agreed form signed by any appropriate member(s) of the Company to enable the Buyer or its nominee to be registered as the holder of the Shares.

5
In relation to the Company: certificates of incorporation, certificates of incorporation on change of name (if applicable), common seals (if applicable), statutory registers, minute books, share certificate books, books of account and all other books (all duly written up to date).

6	The Tax Deed duly executed by the Seller.

7	The resignations in the agreed form of each of the Directors and the secretary of the.

8	The resignation of the auditors of the Company in the agreed form together with a duplicate thereof.

9
Acknowledgements in the agreed form from the Seller and the Company confirming that at and immediately after Completion nothing is owed by, on the one hand, the Company or its Affiliates to, on the other hand, the Seller, any member of the Seller's Group and any director or former director of the Company, and that there are no outstanding claims by any such person against the Company or its Affiliates and that, to the extent that there are any such sums due or possible claims, that these are waived.

10
All cheque books relating to any accounts held by the Company, a letter or statement from the bankers to the Company advising as to the indebtedness of the Company or the amount standing to their credit as at the close of business on the Business Day prior to Completion, together with a certificate given by a director of the Company as to the cash book balances of the Company as at Completion with statements in a form satisfactory to the Buyer reconciling such cash book balances and the relevant cheque books with the balances on the bank accounts of the Company as shown by such letters.

11	Any power of attorney under which any document required to be delivered under clause 6.2 has been executed.

12	Certified copies of board resolutions of the Company in the agreed form.

13	All records, correspondence, documents, files, memoranda and other papers relating to the Company or the Business.

14	The Telemarketing Agreement duly signed by all parties to the agreement.

15	The Facilities Transition Services Agreement duly signed by all parties to the agreement.

16	The Systems Transition Agreement duly signed by all parties to the agreement

17	A legal opinion in the agreed form issued by the Seller’s Dutch solicitors relating, inter alia, to the entry of the Seller into the Seller’s Completion Documents.

18	The International Calls Termination Agreement duly signed by all parties to the agreement

19	The Trademark and Domain Name Assignment duly signed by all parties to the agreement.

20	A legal opinion in the agreed form issued by the Seller’s US counsel relating, inter alia, to the entry of the Guarantor into this Agreement.

SCHEDULE 3

Intellectual Property and Related Rights

Part 1: Material details of Business IP

1	Registered Owned Business IP

1.1	Names and Marks: None

1.2	Domain names

Domain Name	Registered Date	Renewal Date	Cancel/Renew

2cantalk.co.uk	6/11/2003	6/11/2007	Renew
2cantele.co.uk	9/29/2003	9/29/2007	Renew
2cantelecom.co.uk	6/11/2003	6/11/2007	Renew
2cantelly.co.uk	9/29/2003	9/29/2007	Renew
portugeseproperty.co.uk	6/6/2005	6/6/2007	Renew
Tocantalk.co.uk	9/29/2003	9/29/2007	Renew
Tocantele.co.uk	9/29/2003	9/29/2007	Renew
toocanmobile.co.uk	2/10/2005	2/10/2007	Renew
toocansurf.co.uk	2/10/2005	2/10/2007	Renew
toocantalk.co.uk	10/20/2003	10/20/2007	Renew
Toocantel.co.uk	10/20/2003	10/20/2007	Renew
toocantele.co.uk	10/20/2003	10/20/2007	Renew
toocantelecom.co.uk	10/20/2003	10/20/2007	Renew
toocantelly.co.uk	10/20/2003	10/20/2007	Renew
Toucan-surf.co.uk	10/25/2004	10/25/2006	Renew
Toucan-talk.co.uk	10/25/2004	10/25/2006	Renew
Toucan-tele.co.uk	10/25/2004	10/25/2006	Renew
toucanassure.co.uk	2/10/2005	2/10/2007	Renew
Toucango.co.uk	2/10/2005	2/10/2007	Renew
toucanhomeassure.co.uk	2/10/2005	2/10/2007	Renew
toucaninsurance.co.uk	2/10/2005	2/10/2007	Renew
toucanmobile.co.uk	6/11/2003	6/11/2007	Renew
toucansurf.biz	10/25/2004	10/25/2006	Renew
toucansurf.co.uk	6/11/2003	6/11/2007	Renew
Toucantel.co.uk	9/4/2003	9/4/2007	Renew
toucantele.co.uk	10/6/2003	10/6/2007	Renew
toucantelecom.co.uk	6/11/2003	6/11/2007	Renew
toucantelly.co.uk	9/29/2003	9/29/2007	Renew
toucantones.co.uk	11/25/2004	11/25/2006	Renew
toucantravelassure.co.uk	2/10/2005	2/10/2007	Renew
toucanview.co.uk	4/15/2005	4/15/2007	Renew
Toucanvoip.co.uk	10/25/2004	10/25/2006	Renew
tucanmobile.co.uk	2/10/2005	2/10/2007	Renew
tucansurf.co.uk	2/10/2005	2/10/2007	Renew
tucantalk.co.uk	9/29/2003	9/29/2007	Renew
tucantel.co.uk	9/29/2003	9/29/2007	Renew
tucantele.co.uk	9/29/2003	9/29/2007	Renew
tucantelecom.co.uk	9/29/2003	9/29/2007	Renew

Domain Name	Registered Date	Renewal Date	Cancel/Renew
Tucantelly.co.uk	9/29/2003	9/29/2007	Renew
twocanmobile.co.uk	2/10/2005	2/10/2007	Renew
twocansurf.co.uk	2/10/2005	2/10/2007	Renew
Twocantel.co.uk	9/29/2003	9/29/2007	Renew
twocantele.co.uk	9/29/2003	9/29/2007	Renew
twocantelecom.co.uk	9/29/2003	9/29/2007	Renew
twocantelly.co.uk	9/29/2003	9/29/2007	Renew

1.3	Other

2	Applications

2.1	Names, marks and application dates: none

2.2	Domain names: None

2.3	Other

3	Unregistered Owned Business IP and Software

3.1	Unregistered trade marks

To the term Toucan and phonetically similar marks terms are utilized by the Business

3.2	Software

3.3	Rights in databases

3.4	Other

Part 2: Licences

1	Licensed Business IP

2	Licences-Out

3	Licences-In

4	Draft Agreements

SCHEDULE 4

Warranties

1	Capacity and Authority

  Capacity and authority of the Seller

1.1	The Seller is a company duly incorporated and validly existing under the laws of The Netherlands.

1.2	The Seller has the requisite capacity and authority to enter into and perform this Agreement and each of the Seller's Completion Documents.

  Effect of Completion

1.3
This Agreement and the Seller's Completion Documents will, when executed by the Seller, constitute binding obligations of the Seller enforceable in accordance with their respective terms except as the same may be limited by applicable bankruptcy, insolvency or similar laws.

1.4
No consent, approval, authorisation or order of any court or government or local agency or body or any other person is required by the Seller for the execution or implementation of this Agreement and the Seller's Completion Documents and compliance with the terms of this Agreement and the Seller's Completion Documents does not and will not:

(a)
conflict with, result in the breach of or constitute a default under any agreement, instrument or obligation by which the Company may be bound or any provision of the Memorandum or Articles of Association of the Company; or

(b)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on, over or affecting any of the assets of the Company.

2	The Shares

2.1
The Seller is the sole legal and beneficial owner of the Shares, and the Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid.

2.2
There is no Encumbrance on, over or affecting the Shares or any of them, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any person is entitled to any such Encumbrance.

2.3
There are no contracts, agreements or arrangements outstanding which call for the allotment, issue or transfer of, or accord to any person the right to call for the allotment, issue or transfer of, the Shares, or any other shares, or any debentures in or securities of the Company.

3	The Company

  Incorporation and existence

3.1	The Company is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated.

  Subsidiaries

3.2	The Company does not have and has never had any subsidiary or any associate (being a company which falls to be treated as such for the purposes of FRS 9).

  No partnership

3.3
The Company does not act or carry on business in partnership with any other person, is not a member (other than as a shareholder) of any corporate or unincorporated body, undertaking or association, and does not hold and is not liable in respect of any share or security which is not fully paid or which carries any liability.

  Share Capital

3.4	The Company has not at any time:

(a)
repaid, redeemed or purchased or agreed to repay, redeem or purchase any securities or shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof;

(b)	issued or agreed or resolved to issue securities or shares of any class otherwise than for cash;

(c)
directly or indirectly provided any financial assistance (as defined in section 152 of the Companies Act 1985) for the purpose of the acquisition of shares of the Company or of any holding company of the Company or for the purpose of reducing or discharging any liability incurred in any such acquisition;

(d)
capitalised or agreed to capitalise in the form of shares, debentures or any other securities or in paying up any amounts unpaid on any shares, debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolutions to do so;

(e)	received a distribution from any company in contravention of section 263 or section 264 of the Companies Act 1985; or

(f)	declared, paid or made a dividend or other distribution otherwise than in accordance with the Articles of Association of the Company and the Companies Act 1985.

  Joint ventures

3.5	The Company is not a party to any joint venture, consortium, partnership or profit sharing arrangement or agreement.

  Commissions

3.6	No person is entitled to receive from the Company any finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares.

4	Arrangements with the Seller

  Connected party arrangements

4.1
There are not currently outstanding, any contracts, agreements or arrangements (including, without limitation, customer and supply contracts) to which the Company is a party and in which any member of the Seller's Group or any director or shareholder of the Company or any person connected with any of them is interested (and for the purposes of this paragraph a person shall be deemed to be interested in a contract if, were he a director of the Company, he would be interested in that contract for the purposes of section 317 of the Companies Act 1985).

  Competition with the Seller

4.2
Save through the Company, neither the Seller nor any director or Affiliate of the Seller carries on or is engaged, concerned or interested, whether directly or indirectly, in any company or business which competes with the Business (as defined in clause 11.2 of this Agreement].

  Operation of the Business

4.3
The Business does not depend on the use of assets owned by or facilities or services provided by the Seller or any member of the Seller’s Group which are not being acquired pursuant to this Agreement or to be provided pursuant to the Facilities Services Transition Agreement, the Systems Transition Agreement, the Telemarketing Agreement and/or the International Calls Termination Agreement.

5	Change of control

5.1	As a result of the acquisition of the Shares by the Buyer:

(a)	no party (other than the Company) will be relieved from its obligations under or entitled to terminate any of the Key Contracts);

(b)	no Key Supplier will thereby be entitled to cease or reduce its supplies to the Company under the terms of any agreements with the Company;

(c)	no Key Customer will thereby be entitled to cease dealing with or reduce the level of business done with the Company under the terms of agreements with the Company;

(d)
no officer or senior Employee of the Company will thereby become entitled to any payment or benefit or entitled to treat himself as redundant or otherwise dismissed or released from any obligation; and

(e)	no licence, consent or other permission or approval required for or in connection with the carrying on of the Business will terminate or be revoked or become capable of termination or revocation.

6	Accuracy of information

  Information in this Agreement

6.1	The information contained or referred to in the Introduction and Schedule 1 (The Company), Schedule 3 (Property) and Schedule 4 (Intellectual Property), complete and accurate.

  Records

6.2
The records, statutory books and books of account of the Company are duly written up and maintained in all material respects in accordance with all legal requirements applicable thereto and all such books and all records and documents (including, without limitation, all documents of title, accounts, books, ledgers and contracts to which it is a party) which are the property of the Company are in its possession or under its control and all accounts, documents, returns and forms required to be delivered or made to the Registrar of Company and any material relevant foreign equivalent have been duly and correctly delivered or made.

  Constitutional documents

6.3
The copies of the Memorandum and Articles of Association of the Company attached to the Disclosure Letter are complete and accurate in all respects, have attached to them all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to each class of share capital of the Company.

7	IDT England Accounts

  True and fair view

7.1
The IDT England Accounts have been prepared and audited in accordance with the Accounts Standards and give a true and fair view, in all material respects, of the state of affairs of IDT England at the Accounts Date and of the profits and losses for the period covered by the IDT England Accounts.

  Provisions

7.2
As at the Accounts Date and in accordance with the Accounts Standards, the IDT England Accounts make, in all material respects, proper provision for or, where applicable, expressly disclose or make note of:

(a)	all contingent assets;

(b)	all liabilities whether actual, contingent, unquantified or disputed;

(c)	all capital commitments whether actual or contingent;

(d)	all guarantees;

(e)	any depreciation or diminution in the value of assets;

(f)	the amortisation of goodwill;

(g)	any amounts written off against the value of assets; and

(h)	all bad and doubtful debts.

7.3
IDT England was not at the relevant time and is not aware of any liability (whether actual, future, contingent, unqualified or disputed) which existed at the Accounts Date and which, pursuant to the Accounts Standards, was not permitted to be provided for or disclosed in the IDT England Accounts.

  Consistency of preparation

7.4
The IDT England Accounts have been prepared and audited on a basis consistent with the accounting policies, practices and procedures used in the preparation of the audited accounts of IDT England for (i) the interim period ending on the Accounts Date; and (ii) the accounting period ending on the 2005 Accounts Date.

  Accounting policies

7.5
The accounting policies, procedures and practices adopted by IDT England comply fully with the requirements of GAAP including all SSAPs and Financial Reporting Standards in force at the date of this Agreement.

  Profits and losses

The profits (or losses) of IDT England for (i) the interim period ending on the Accounts Date; and (ii) the accounting period ending on the 2005 Accounts Date as shown by the IDT England Accounts and by the audited accounts of IDT England covering previous periods which have been delivered to the Buyer, has not (except as disclosed in such accounts) resulted from the inclusion of exceptional or extraordinary items of income or expenditure (as those terms are defined in FRS 3) or from other such items which are not the results of continuing operations (as defined in FRS 3).

  Debts

7.6
The Disclosure Documents include an aged report of the book debts of the Company as of 31 July 2006 and, in the judgment of the Directors, such book debts should be collectible net of any reserves included in the IDT England Accounts, the Management Accounts or in the books of IDT England.

7.7	No debt owing to the Company is claimed to be subject to any set-off (or other right of retention) or counterclaim and no notice or indication has been received that any such debt is bad or doubtful.

  No misstatement

7.8
The audited accounts of IDT England for (i) the interim period ending on the Accounts Date; and (ii) the accounting period ending on the 2005 Accounts Date have not contained any misstatement that caused such accounts to fail to provide a true and fair view of the state of affairs of IDT England. Those accounts have not been restated or revised since first approved by IDT England’s directors.

  No qualifications

7.9
The audit report for each set of the accounts of IDT England for (i) the interim period ending on the Accounts Date; and (ii) the accounting period ending on the 2005 Accounts Date did not contain any qualification or statement of emphasis of matter or reference to a matter of fundamental uncertainty.

8	Management Accounts

  Preparation and consistency

8.1
The Management Accounts have been prepared in accordance with the Accounts Standards (save to the extent those Accounts Standards require an audit) and on a basis consistent with the accounting policies, practices and procedures used in the preparation of the IDT England Accounts.

  Disclosure

8.2
The Management Accounts disclose with reasonable accuracy the financial position of the Company at each date and for the period to which they relate and are not affected by any unusual or non-recurring item.

9	Events since the Accounts Date

9.1	Since the Accounts Date:

(a)	there has been no change in the issued share capital of the Company or in the legal or beneficial ownership of the Company;

(b)	no dividend or other distribution (whether in cash, stock or in kind) has been declared, authorised, paid or made, by the Company (except for any dividends provided for in the Accounts);

(c)	no resolution of the Company in general meeting has been passed other than resolutions relating to ordinary business at annual general meetings;

(d)	the business of the Company has been carried on in the ordinary course and so as to maintain it as a going concern without any material interruption in its nature, scope or manner;

(e)
the Company has not acquired or disposed of or agreed to acquire or dispose of any material business or any material asset (other than in the ordinary course of business), interest in any share, debenture or security of any company, or undertaking;

(f)
the Company has not assumed or incurred, or agreed to assume, any material liability (including any contingent liability), obligation, commitment or expenditure involving an amount in excess of £10,000;

(g)
the business and turnover of the Company (disregarding seasonal variations) have not materially deteriorated or been adversely affected to a material extent by any act or omission of the Company or by the loss of any important employee, customer or supplier and the Seller is not aware of any facts or circumstances which would reasonably be expected to give rise to any such loss or factor having such effect;

(h)
no change has been made in the emoluments or other terms of employment of any of the Employees who are in receipt of remuneration in excess of £[insert amount] per annum or of any of the Directors and the Company has not paid any bonus or special remuneration to any such Employee or any Director;

(i)	the terms (including as to amount) of any commission, rebate or discount agreements or arrangements between the Company and its Key Suppliers have not been materially altered or renegotiated; and

(j)	the Company has not paid or agreed to pay any material licence fee, royalty, administration, consultancy, service, management or any other similar charges to any member of the Seller's Group.

10	Employees

  The Employees

10.1	The Disclosure Letter contains full and accurate details of:

(a)
the name, date of start of employment, period of continuous employment, job title, employer, salary and other benefits, grade, normal working hours and location of each Employee (save in respect of those persons whose names are listed in clause 10.10 of this Agreement);

(b)
those Employees who are on secondment, maternity leave or absent because of disability or other long-term leave of absence (including last working day and expected date of return if known), and have or may have a statutory or contractual right to return to work with the Company;

(c)	regulated Employees, for example, FSMA or those working in childcare; and

(d)	any Employee currently working out their notice and reasons for leaving.

10.2
No offer of a contract of employment has been made by the Company to any individual which has not yet been accepted or which has been accepted but where the individual's employment has not yet started.

  Consultancy arrangements

10.3	The Company does not engage any Consultants.

10.4
The Disclosure Letter includes full and accurate details (including scheme rules where applicable) of all employee benefits (save in respect of those persons whose names are listed in clause 10.10 of this Agreement) including, without limitation, details of company cars, mobile phones, life insurance, permanent health insurance, pension schemes, staff discount arrangements, expense entitlements, employee assistance services, training entitlements and season ticket loans.

10.5
The Disclosure Letter contains full and accurate details of all employee bonus schemes, sales commission schemes, profit share schemes, share schemes, share option schemes, commission schemes or arrangements, phantom share option schemes or stock appreciation rights and any other employee incentive scheme now in force or capable of being in force and there are no other such schemes.

10.6	The Company is not proposing to introduce any other employee benefit or incentive scheme.

10.7
The Company has no obligation to make any payment to any of its Employees on maternity leave in excess of statutory maternity pay and has not in the five years preceding the date of this Agreement operated any discretionary practice of making any such excess payments to any of its employees.

10.8
The Company has not, since the Accounts Date provided, or agreed to provide, any loan, gratuitous payment or gratuitous benefit to a Director, officer or Employee or to any of their dependants other than travel and similar advances in the ordinary course of business.

10.9	No bonus or special remuneration is due to be paid to any officer, Employee or Consultant.

  Terms and conditions

10.10	The Disclosure Letter contains copies of, or where no agreement or documents exist, full and accurate details of, the following:

(a)	examples of all pro forma contracts of employment, statement of terms and conditions or written particulars issued pursuant to section 1 of the Employment Rights Act 1996;

(b)	staff handbook;

(c)
any procedures, schemes or policies relating to Employees (save in respect of those persons whose names are listed in clause 10.10 of this Agreement) including (without limitation) those dealing with staff discount, training, maternity, parental leave, paternity leave, Company cars, sickness, holiday entitlement, redundancy, discipline, grievances, confidential information, intellectual property, expenses, gratuities, equal opportunities, disabled employees, shift/overtime arrangements, job evaluations and smoking/substance abuse; and

(d)	all trade union or staff/employee association recognition agreements, procedure agreements and collective agreements;

10.11
All Employees (save in respect of those persons whose names are listed in clause 10.10 of this Agreement) are employed or engaged on the terms set out in the documents attached to the Disclosure Letter.

10.12
All contracts of service or consultancy or services with Directors, Employees or Consultants (save in respect of those persons whose names are listed in clause 10.10 of this Agreement) can be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal, if applicable).

10.13
There is no agreement between the Company and any Employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment.

  Commitments

10.14
The basis of the remuneration payable to the Directors, other officers and Employees is the same as that in force at the Accounts Date. The Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to the Directors, other officers and Employees by more than five per cent, or to increase the remuneration of a Director, other officer or Employee entitled to annual remuneration of more than £10,000.

10.15
No remuneration reviews or negotiations for an increase in the remuneration or benefits of an officer or Employee of the Company are current or due to take place within the next six months, other than the general pay review scheduled for January 2007.

10.16
No assurances or undertakings (whether legally binding or not) have been given to any of the Employees as to the continuation, introduction, increase or improvement of any terms and conditions, remuneration, benefits or other bonus or incentive scheme.

10.17	There is no outstanding commitment (whether legally binding or not) to alter the terms and conditions, remuneration or benefits of any Employee.

  Compliance

10.18
The Company has in relation to each of its Employees and its former employees in any applicable jurisdiction (including for the avoidance of doubt in relation to the standard terms and conditions provided to them) complied in all material respects with all material obligations imposed on it by all contracts, statutes, orders, regulations, collective agreements, awards, codes of conduct and customs and practice, relevant to their terms and conditions of service and to the relations between it and its employees and former employees in the UK or any equivalent applicable legislation in the jurisdiction of the Company.

10.19
The Company has, in all material respects, maintained up-to-date, adequate and suitable records regarding the service of each Employee (including without limitation, details of terms of employment, payments of statutory sick pay, statutory maternity pay, disciplinary and health and safety matters, income tax and social security contributions, records for the purposes of the Working Time Regulations 1998) or equivalent applicable legislation and termination of employment.

10.20	The Company has complied with all its obligations in accordance with the Data Protection Act 1998 or equivalent applicable legislation in the relevant jurisdiction of every company within the Group.

  Employment history (including redundancies and business transfers)

10.21	Within the period of one year ending on the date of this Agreement the Company has not:

(a)
with the exception of notification to the Department of Trade and Industry regarding collective redundancies of IDT England, made or started implementation of any collective dismissals that have required or will require notification to any state authority or notification to or consultation with any trade union, works council, staff association or other body representing employees; or

(b)
been a party to any transfer of a business or undertaking that has required or will require notification to or consulting with any trade union, works council, staff association or other body representing employees.

10.22
The Company has no obligation to make any payment, on the redundancy of any Employee, in excess of the statutory redundancy payment and has not in the five years preceding the date of this Agreement operated any discretionary practice of making any such excess payments to any of its Employees. The Company has no obligation to follow any contractual redundancy procedure.

  Disputes/liabilities

10.23
The Company does not owe any amount to a present or former director, other officer or employee (or their dependants) other than for accrued remuneration, pension contributions or reimbursement of business expenses.

10.24	The Company has not:

(a)
incurred a liability for breach or termination of any employment contract including, without limitation, a redundancy payment, protective award or compensation for wrongful dismissal, unfair dismissal or any discrimination claim or failure to comply with an order for the reinstatement or re-engagement of an employee or for compensation in respect of any breach of the Working Time Regulations 1998 or other current applicable legislation; or

(b)	incurred a liability for breach or termination of a consultancy agreement; or

(c)
made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, manager, other officer or employee of the Company or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

10.25	The Company is not involved in any dispute or negotiation with any Employees or any trade union, association, works council, staff association or other body representing employees.

10.26	Neither the Company nor any of its Employees has, in the last two years, been involved in an industrial dispute.

  Collective employment representation

10.27	The Company does not recognise a trade union nor has it done anything which might be construed as recognition. The Company has not received an application for recognition from a trade union.

10.28
Particulars of all collective bargaining or procedural or other agreements or arrangements with any trade union, group or organisation representing employees and relating to any Employees are contained in the Disclosure Letter.

10.29
The Company does not have any other works or supervisory council or other body representing Employees which has a right to be represented or attend at or participate in any board or council meeting or a right to be informed, consulted or make representations in relation to the business of the Company.

10.30	The Disclosure Letter contains full particulars of:

(a)
any employee request for information and consultation procedures received by the Company and made pursuant to and in accordance with Regulation 7 of the Information and Consultation of Employees Regulations 2004 and dated in the six months prior to Completion, regardless of whether the number of requests is sufficient to comply with the requirements for a valid employee request under Regulation 7(2) of those regulations; and

(b)	any negotiations with employees in which the Company is engaged pursuant to the Information and Consultation of Employees Regulations 2004.

11	Trading arrangements

  Capital commitments

11.1	The Company has no capital commitments which individually exceed £10,000 or in aggregate exceed £50,000.

  Contracts

11.2	Except as has been disclosed to the Seller pursuant to the Disclosure Letter, the Company is not a party to any material contract, arrangement or commitment which:

(a)
if the Seller considers to be of an unusual or abnormal nature having regard to the usual practice of the Company or was entered into otherwise than on an arm’s length basis or otherwise than in the ordinary course of business; or

(b)	contains covenants limiting or excluding the Company's right to do business and/or to compete in any area or in any field or with any person; or

(c)
relates to the supply of goods and/or services by or to the Company (whether or not legally enforceable) under or in relation to which retrospective or future discounts, price reductions or other incentives have been or are proposed to be given by or to the Company or by or to any other person; or

(d)	is of a long-term nature (that is to say, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into); or

(e)	is incapable of termination in accordance with its terms by the Group Company on six months' notice or less.

  Key Contracts

11.3
Complete copies of all Key Contracts are included in the Disclosure Documents together with a description of any instance where the terms of any Key Contract are varied, related or otherwise are not adhered to in any material respect. There are no other agreements, arrangements, practices or customs which are material to the Business entered into or engaged in by or between the Company other than the Key Contracts.

11.4	The Company is not in material breach of any of the Key Contracts nor, so far as the Seller is aware, is any other party to any Key Contract.

11.5	So far as the Seller is aware, none of the Key Contracts is invalid, nor are there any grounds for determination, rescission, avoidance or repudiation of any Key Contract.

  Standard terms

11.6	Attached to the Disclosure Letter are copies of all standard terms upon which the Company does business with any customers , suppliers (including the Key Suppliers), distributors or any other party.

  Support and maintenance commitments

11.7
There is set out in the Disclosure Letter the general terms of any obligation of the Company to provide any goods or services to its customers by way of support, maintenance or repair. Other than as so set out, the Company has not adopted any general practice or custom of offering support, maintenance, repair or replacement goods or services.

11.8	The Company has put arrangements in place to enable it to comply with, and has made provision in the Accounts for, its obligations to provide the goods or services described in paragraph 11.7 above.

  Key Suppliers

11.9
In each of the two financial years of the Company ended on the Accounts Date and during its current financial year (on an annualised basis) no more than three per cent of the aggregate amount (by value) of all the Company's purchases have been or will be obtained from the same supplier (including any person connected with such supplier).

11.10	No Key Supplier has during the last 12 months:

(a)	ceased, reduced or materially and negatively changed the terms of its trading with the Company; or

(b)	notified an intention to cease, reduce or materially negatively change the terms of its trading with the Company

11.11
There are no suppliers material to the Business other than the Key Suppliers and there are no agreements, arrangements, practices or customs engaged in by or between the Company and the Key Suppliers otherwise than as set out in the Disclosure Letter.

11.12

  Claims history

11.13
The Disclosure Letter sets out details of every material claim, or other material complaint, made in writing to the Company any Key Supplier in the two-year period ending on the date of this Agreement.

  Product liability

11.14
So far as the Seller is aware, the Company has not manufactured, sold or distributed any products or supplied any services which were, are or will become defective or which do not comply in any material respect with any express or implied warranties or representations made by any person or with all applicable regulations, standards and requirements.

  Trading name

11.15
The Company does not trade and has never traded under any name other than its corporate name or under the Business Names and no action has been taken against the Company under section 28 of the Companies Act 1985.

  Attorneys and agents

11.16
The Company has not delegated any powers under a power of attorney which remains in effect and no person has authority (express, implied or ostensible) to enter into any contract or commitment or to do anything on behalf of the Company (other than any ostensible or implied authorities to directors or employees and consultants to enter into routine contracts in the normal course of their duties).

  Intra-group contracts

11.17	Included in the Key Contracts are all material agreements or arrangements between the Company and any members of the Seller’s Group.

  Exclusive relationships

11.18
The Company is not a party to any agreement, arrangement, concerted practice or course of conduct which means that it enjoys an exclusive relationship or the receipt of discounts, overriders, rebates and allowances with any customer, supplier, distributor or other party, nor has the Company granted or offered such preferential terms to any other party.

  Outsourcing arrangements

11.19
There is included in the Disclosure Documents details of all activities and services (including but not limited to payroll, accounting or other administrative services) being carried on for the benefit of or provided to the Company by a third party which, in the one year period preceding the date of this Agreement, was carried on by the Company.

12	Licences to operate

12.1
All necessary statutory, municipal, governmental, court and other requirements applicable to the formation, continuance in existence, creation and issue of securities, management, property or operations of the Company have been obtained and complied with, except where the failure to do so would not reasonably be expected to have a material adverse effect on the Company.

12.2
All material licences, consents and other permissions and approvals required for or in connection with the carrying on of the Business have been obtained, or where not so obtained, will be contained in the Facilities Transition Services Agreement and the Systems Transition Agreement.

13	Compliance with laws

13.1
The Company has not committed and is not liable for any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any court or central or local government agency of the United Kingdom or any foreign country, except where the same would not reasonably be expected to have a material adverse affect on the business, condition or results of operations of the Company.

13.2
The Company has not received notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of the Company and the Seller is not aware that any such investigation or inquiry is to take place.

13.3	So far as the Seller is aware, none of the Directors:

(a)	has been convicted of any criminal offence or been subject to any criminal proceedings (except convictions for, or proceedings relating to, minor motoring offences);

(b)	has been subject to any order made under the Company Directors Disqualification Act 1986;

(c)
has been censured by the UKLA, the Stock Exchange, the Financial Services Authority, any other recognised investment exchange (whether privately or publicly) or by any governmental or quasi-government department, agency or body;

(d)	has been declared bankrupt or entered into a voluntary arrangement with his/her creditors; or

(e)	has, since 20 June 2003, been investigated in relation to breaches of competition law.

14	Litigation

14.1
Except as has been disclosed in the Disclosure Documents, the Company is not, and so far as the Seller is aware, no person for whose acts and defaults it may be vicariously liable, is at present engaged or otherwise involved whether as claimant, defendant, CPR Part 20 claimant, CPR Part 20 defendant (third party claimant/defendant), or otherwise in any action or proceeding (whether civil or criminal), arbitration or mediation (whether formal or informal), investigation or inquiry which is in progress, or is threatened, or is pending, which individually exceed £5,000 or in aggregate exceed £50,000.

14.2	Neither the Company nor any person for whose acts and defaults the Company may be vicariously liable has received notice in writing of:

(a)	any actual, pending or threatened governmental (or quasi governmental), regulatory (or quasi regulatory) investigation or inquiry, whether formal or otherwise, which is connected with the Company; or

(b)
any claim in damages connected with the Company (whether liquidated or unliquidated), or of an injunction or other order or an application for such an injunction or other order, either as a party or non-party to proceedings, arbitration, investigation, inquiry or other action, formal or otherwise, which is connected with the Company which exceeds £5,000.

14.3
No form of execution, or other form of enforcement process, ancillary to, or in connection with, any action, proceedings, arbitration, mediation, claim, injunction, order, application, investigation, inquiry or prosecution (wherever such matters may be sited in the world) has been made against the Company or its assets or are pending against the Company or its assets, or so far as the Seller is aware have been threatened against the Company or its assets.

14.4	There is no judgment, award, order or decision outstanding or pending against the Company or its assets.

15	Insurance

15.1
All the assets of the Company which are of an insurable nature have been at all material times and are at the date of this Agreement insured to their full replacement value (with no provision for deduction or excess) against fire and all other risks normally insured against by an Entity operating the type of business or owning property of a similar nature to the Company.

15.2
The Company has at all material times been and is at the date of this Agreement adequately insured against accident, occurrence, disease, injury (including death therefrom), third party loss (including, but not limited to, product liability), wrongful acts, errors and omissions (including, but not limited to, by directors and officers), as is customary for an Entity operating the types of business operated by the Company to be covered in respect of and such insurance is for the full replacement value.

15.3	Each of the Policies is valid and enforceable and is not void or voidable.

15.4	The Company has not done anything or omitted to do anything which would reasonably be expected to:

(a)	make any of the Policies void or voidable; or

(b)	prejudice the ability of the Company to effect insurance on the same or better terms in the future.

15.5	No insurer has ever cancelled or refused to accept or continue any insurance in relation to the Company.

15.6	No insurer under any of the Policies has refused, or given any indication that it intends to refuse, indemnity in whole or in part in respect of any claims under the Policies.

15.7	No claims have been made, no claim is outstanding under any of the Policies, and no event, act or omission has occurred which requires notification under any of the Policies.

15.8
Nothing has been done or omitted to be done, and there is nothing, which would reasonably be expected to entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claims under the Policies.

15.9	All premiums which are due under the Policies have been timeously paid in full.

15.10	The Company has not done anything or omitted to do anything, and there is nothing, which would reasonably be expected to result in an increase in the premium payable under any of the Policies.

16	Assets

  Ownership of assets

16.1
All the material assets and property used or held by the Company for the purposes of carrying on the Business are its absolute property and in its possession and control and none is the subject of any Encumbrance (excepting any lien arising by operation of law in the ordinary course of trading) or, save as disclosed in the Disclosure Documents, the subject of any leasing, hire, hire-purchase, retention of title, conditional sale or credit sale agreement.

16.2
There are disclosed in the Disclosure Documents a copy of the terms upon which the Company uses those assets and property (including but not limited to the Motor Vehicles) subject to leasing, hire, hire-purchase, conditional sale or credit sale agreement terms.

16.3
There are no leasing, hire, hire-purchase, conditional sale or credit sale agreements to which the Company is party that cannot be terminated with immediate effect on the payment by the Company of £10,000 or less to the counterparty.

16.4	The Company has not provided any of its assets or property to any third party on lease, hire, hire-purchase, conditional sale or credit sale agreement terms.

  Motor vehicles

16.5	The Company has no interest in any motor vehicles.

  Maintenance contracts

16.6	Maintenance contracts are in full force and effect in respect of all assets which it is necessary to have maintained by outside or specialist contractors.

  Asset register

16.7
The fixed asset register of the Company (a copy of which is included in the Disclosure Documents) comprises a complete and accurate record of all plant and machinery and office and other equipment owned, used or possessed by the Company and which has a value in excess of £10,000 (and such register or registers accurately reflect whether such plant and machinery, vehicles or equipment are owned or leased by the Company).

  Stock

16.8
The levels of stock, trade debtors and trade creditors as at the date of this Agreement are not materially different from those which the Company normally has at this stage of its trading year and the amounts of stock, work-in-progress, packaging and promotional material held by the Company are considered by the Seller to be appropriate and normal for the present level of trading of the Business.

17	Intellectual Property and related warranties

  Ownership and Licensing

17.1	The Company is the sole legal and beneficial owner, or lawful licensee, of the Business IP.

17.2	All Owned Business IP is valid, enforceable and subsisting and nothing has been done or omitted to be done which may cause any of it to cease to be so.

17.3
All Business IP created for the Company has been created by an employee of the Company acting within the course of his employment or a third party bound by an agreement vesting ownership in the Company resulting in ownership of that Business IP vesting in the Company.

17.4	Part 1 of Schedule 4 contains, under the relevant heading, material and accurate details of all:

(a)	registered Owned Business IP;

(b)	applications for registration of any Owned Business IP;

(c)	unregistered Owned Business IP which is material to the Business; and

(d)	Software owned or used by the Company.

17.5	Part 2 of Schedule 4 contains, under the relevant heading, an accurate list of all:

(a)	material Licensed Business IP;

(b)	Licences-Out;

(c)	material Licences-In; and

(d)	licences, agreements and arrangements relating to material items of Intellectual Property which the Company is in the course of negotiating or for which negotiations have commenced.

17.6	Complete copies of all Licences-Out and material Licences-In (including any amendments and variations to those agreements) are contained in the Disclosure Documents.

17.7	All material Licences-In and Licences-Out have been entered into in the ordinary course of business, are in writing and are in full force, enforceable, valid and subsisting.

  Maintenance of Business IP

17.8
The Company is not aware of any circumstances that may prevent any application for registration proceeding to the stage of grant or registration or result in the revocation or cancellation of any application or grant; and

17.9	All renewal and extension fees, including without limitation all fines, penalties and interest in respect of all registered Business IP have been paid in full on the date due.

17.10	The Company is in possession of and owns and controls all documents and materials:

(a)	which relate to the right, title and interests of the Company to the Business IP; and

(b)	necessary for the prosecution and maintenance of all registrations and applications for registration of Owned Business IP and the Company's rights in the Licensed Business IP.

17.11	The Company only trades under its corporate name and the Business Names.

  Dealings and adequacy of rights

17.12	None of the Business IP is subject to any Encumbrance.

17.13	Other than under a Licence-Out, the Company has not authorised or otherwise expressly or impliedly permitted any use whatsoever of the Business IP.

17.14
The Business IP will not be adversely affected by the transaction contemplated under this Agreement and will be available for use by the Company immediately following Completion and thereafter on substantially identical terms and conditions as prevailed immediately before Completion, without further action or payment by the Buyer.

17.15	The Owned Business IP and Licensed Business IP together comprise all Intellectual Property material to and/or reasonably necessary to carry on the Business as conducted by the Company.

  Infringements

17.16
The activities, processes, methods, products, services, web sites, documents, materials and Intellectual Property used, manufactured, dealt in or supplied by the Company on or before the date of Completion do not at the date of Completion nor are they likely in the future to, nor did they at the time used, manufactured, dealt in or supplied, infringe or make unauthorised use of the rights of any person.

17.17
No person or competent authority has made any claim, challenge or opposition in relation to the Business IP or Confidential Information and, so far as the Seller is aware, there is not, and never has been an actual, suspected or threatened infringement or unauthorised use of any Business IP or Confidential information, nor are there any circumstances likely to result in such unauthorised use or infringement.

17.18	No person has registered or applied to register in any jurisdiction any Intellectual Property claimed to be owned by the Company.

17.19
No Licence-In or Licence-Out, or other licence, agreement or arrangement in relation to the Business IP, has been the subject of any breach or alleged breach by either the Company or, so far as the Seller is aware any other person. The Company:

(a)	has not waived any breach by any other party;

(b)	has not received any notice of termination of any such licence, agreement or arrangement; and

(c)
is not aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such licence, agreement or arrangement without the consent of the Company (other than termination on notice in accordance with the terms of such licence, agreement or arrangement).

17.20	The Company has not used or copied any Software in violation of any Licence-In or other applicable agreement or arrangement. .

17.21
The Company is not subject to any order or injunction or other restrictive measure or undertaking imposed by any court or other body of competent jurisdiction in relation to the Business IP (including, without limitation, any prohibition or restriction on use) and none is pending, threatened or expected.

  Confidential Information

17.22	All Confidential Information has at all times been kept confidential by the Company and the Company has not disclosed any of its Confidential Information other than:

(a)	to its employees and professional advisers, and then only in circumstances of strict confidentiality; and

(b)	in the ordinary course of business and in the case of a material disclosure, subject to a binding confidentiality agreement.

17.23
The Company is not aware of any material breach of any obligations of confidentiality owed by any person to the Company, including for this purpose by its employees, consultants, agents or professional advisers.

17.24	The Company operates and complies with adequate procedures to maintain the confidentiality of its Confidential Information.

17.25	The Company is entitled to use all Confidential Information in its possession and there are no restrictions on its use of such Confidential Information.

  Claims

17.26	No claims, disputes or proceedings in respect of Business IP have been settled by the Company in the three years immediately preceding Completion.

17.27
There are and have been no claims, disputes or proceedings (and none is pending, threatened or expected) in relation to, and there are no circumstances which might so far as the Seller is aware have an adverse effect on:

(a)	the Owned Business IP or the Company's ownership of the Business IP;

(b)	the Company's rights in and use of the Licensed Business IP; or

(c)	the right of the Company (and any licensee of the Company) to use any of the Business IP anywhere in the world.

17.28
The operations of the Business will not give rise to a liability to pay any compensation, royalty or like payment obligation in relation to the Business IP, other than pursuant to a Licence-In. No circumstances exist which will result in any liability to the Company, and there have not been any claims made to the Company from any person retained, commissioned, employed or otherwise engaged by the Company, pursuant to section 40 of the Patents Act 1977 or equivalent legislation anywhere in the world or otherwise.

  ICT Infrastructure

17.29
The Company has the use of ICT Infrastructure which enables it to provide services and infrastructure and operate, in all material respects the Business of the Company in the manner in which it has done for the six month period prior to Completion of this Agreement.

  Data protection

17.30	In respect of all and any Personal Data processed by the Company, the Company:

(a)	has made all necessary registrations and notifications of its particulars in accordance with the Data Protection Legislation and has listed all notifications and registrations in Part 5 of Schedule 4;

(b)	supplied accurate and complete details to the Information Commissioner in relation to each application for registration or notification;

(c)
complies and will continue to comply with the Data Protection Legislation (including but not limited to the Data Protection Principles) and the guidance notes and guidelines issued by the Information Commissioner;

(d)	has co-operated fully in complying with any subject access requests made pursuant to the Data Protection Legislation;

(e)	has not received and has not had served on it any notice or communication of any kind pursuant to any part of the Data Protection Legislation; and

(f)	has not received any communication from any person alleging breach of any Data Protection Legislation or complaining about the Company's use of Personal Data.

  Dealings over the internet

17.31
The appropriate standard terms and conditions and (where applicable) privacy policy of the Company from time to time, copies of which are included in the Disclosure Documents, are properly incorporated into any transaction conducted over the internet by the Company and govern access to and use of any Company Web Site.

17.32	No domain names have been registered by any person which are similar to any trade marks, service marks, domain names or business or trading names used, created or owned by the Company.

17.33
The contents of any Company Web Site and all transactions conducted over the internet comply with all laws and regulations and codes of practice in any applicable jurisdiction and the Company Web Site is not linked by a hypertext link to any other web site.

18	The Property

18.1
The Seller warrants that the Company does not and has not previously held any liability estate or interest in any property within the United Kingdom and is not bound by any agreement or contract to purchase any property within the United Kingdom.

18.2	The Seller warrants that the Company does not have any outstanding obligations or liabilities resulting from its occupation of the premises 95 Gresham Street, London.

19	Environmental

In this paragraph 19 of Schedule 4 the words and expressions set out below shall have the following meanings:

Environment
means and includes (but the expression is not limited to) any of the following media: namely air (including without limitation air within buildings structures, enclosures and other constrictions above or below ground level), water (including without limitation territorial waters, coastal and inland waters, surface and ground waters, and waters in wells, boreholes, drains and sewers), land (including without limitation surface land and sub-surface strata and any land under sea beds or rivers, wetlands or flood plains) habitats, natural or man-made buildings, structures, enclosures and other construction, natural resources, flora, fauna and human health

Environmental Consent
any assessment, authorisation, certificate, consent, licence, permission, permit, ruling, variation, modification, transfer or any other information or approval required by any Environmental Law or agreement made pursuant to Environmental Law

Environmental Law
all international, EU, national, federal, state or local laws (both common law and statute law and civil and criminal law) and all subordinate legislation and regulatory codes of practice (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, regulations, treaties, and conventions) concerning the pollution or protection of the Environment which are or were binding upon the Company in the relevant jurisdiction(s) in which the Company is or has been operating (including by the export of their products or their waste thereto)

Waste	waste, controlled waste, directive waste, special waste, hazardous waste or refuse as defined in Environmental Law

19.1	The Company complies with, has complied with (in each case in all material respects) and has no actual or contingent liability under all and every requirement of Environmental Law.

19.2
The Company has obtained and is and has been in full compliance with the terms and conditions of all Environmental Consents relevant or appropriate to or required for the Company's business and all such Environmental Consents remain in full force and effect and, so far as the Seller is aware, there are no proposals to vary, modify, transfer or revoke such Environmental Consents.

20	Health and safety

20.1	The Company complies with and has complied in all material respects with Health and Safety Law.

20.2
The Company has obtained and is in material compliance with the terms and conditions of all Health and Safety Consents relevant to or required for the Business and all such Health and Safety Consents remain in full force and effect.

20.3
There are and have been no health and safety reports, risk assessments, tests, studies, audit reports, Health and Safety Consents or applications for Health and Safety Consents (including without limitation associated documentation and correspondence and all letter form reports) relating to the Company or the Business otherwise than as set out in the Disclosure Documents. The recommendations, requirements and advice in all such disclosed reports, assessments, studies or tests have been carried out, followed and completed in full.

20.4
The Company has carried out all fire risk assessments and obtained all fire certificates relevant to or required for the Company's business and there are no fire certificates, fire risk assessments or any other similar or related documents held by the Company other than those appearing in the Disclosure Documents.

20.5
There is and has been no notice or other indication of any actual, pending or threatened action, claim, complaint, investigation, assessment, litigation, proceeding or suit against the Company, the Company's directors, secretary or managers or the Seller with respect to the Company or the Business with respect to any alleged non-compliance with or liability under Health and Safety Law.

20.6
There has been no correspondence between the Company or the Seller (with respect to the Company or the Business) and any Health and Safety Regulator concerning health and safety issues other than correspondence already supplied to the Buyer.

21	Taxation and tax returns

  Taxation provisions

21.1
Full provision or reserve has been made in the Accounts for all Taxation liable to be assessed on the Company or for which they are or may become accountable in respect of the period ended on the Accounts Date and the Accounts make proper provision for deferred Taxation.

  Payment of Taxation

21.2
The Company has duly and punctually paid all Taxation which was required to have been paid to the appropriate Taxing Authority and the Company are not and have not been in the last three years liable to any penalty, interest, supplement, fine, default surcharge or other similar payment in connection with any Taxation.

  Tax returns

21.3
The Company has within the required period duly and properly made, given or delivered all information, returns, notices, accounts and computations which ought to have been made for the purposes of Taxation and all such information, returns, notices, accounts and computations supplied to any Taxing Authority for any purpose are full, true and accurate and have been made on a consistent basis in all material respects.

  Disputes

21.4
There is no dispute or question with any Taxing Authority and the Company has not been the subject of any review, audit or investigation by any Taxing Authority and so far as the Seller is aware there is no fact or circumstance which might give rise to any such dispute, question, review, audit or investigation.

  Tax clearances

21.5
All clearances and consents that reasonably should have been applied for by or in respect of the Company from any Taxing Authority have been obtained and were obtained after full and accurate disclosure of all material facts and considerations and have been disclosed to the Buyer in the Disclosure Letter and no such clearance or consent is liable to be withdrawn, nullified or rendered void.

  Payments under deduction of Taxation

21.6
The Company has deducted or withheld all Taxation required or entitled to be deducted or withheld from any payments made by the Company and the Company has duly and punctually complied with any obligation to account for any such Taxation deducted or withheld to the appropriate Taxing Authority.

  Employment-related securities

21.7
No options have been granted or have been agreed to be granted to any Director, employee, former director or former employee on the exercise of which the Company could be required or otherwise be liable to account for Taxation and to the extent that such options have been granted, the Disclosure Letter sets out the arrangements made between the Company and the relevant director, employee, former director or former employee relating to the employer’s national insurance contributions.

21.8
All relevant Directors, officers or employees of the Company have entered into elections jointly with the relevant Company under section 431 ITEPA in respect of any securities or interests in securities falling within Chapter 2 of part 7 ITEPA which have been acquired by reason of the employment of such Director, officer or employee by the Company or any associated Company. A schedule of any such Directors, officers or employees and the elections entered into is attached to the Disclosure Letter.

21.9
The sale of the Shares to the Buyer pursuant to this Agreement and/or the receipt of, or entitlement to, any consideration for the Shares will not give rise to or result in any person being treated as having to any extent income so as to result in any obligation of the Buyer or any of the Company to operate PAYE pursuant to the ICTA or ITEPA and/or to account for national insurance contributions.

  Capital allowances

21.10
All capital expenditure incurred by the Company prior to the date hereof has qualified and continues to qualify for capital allowances and disclosure of all allowances made to the Company have been made to the Buyer in the Disclosure Letter.

21.11	The Disclosure Letter contains details of all elections made by the Company for capital allowances purposes.

21.12	The Company has received no grants, subsidies or other contributions for assets in respect of which it has claimed or may claim capital allowances.

  Residence

21.13	The Company:

(a)	is and always has been resident in its country of incorporation, and is not and never has been resident for any purpose in any other country;

(b)	has no permanent establishment or place of business outside the country of incorporation; and

(c)	is not within the charge to Taxation of any nation, country, state or other political division outside the country of incorporation.

  Controlled foreign Company

21.14	The Company is not and has not interest directly or indirectly in a controlled foreign company.

  Chargeable gains

21.15	Particulars of all elections in respect of capital assets and intangible assets made or proposed to be made which involves the Company are set out in the Disclosure Letter.

  Unremittable profits

21.16	The Company has no income or chargeable gains on which Taxation has been deferred because the income or gains in question cannot be remitted to the United Kingdom.

  Groups and consortia

21.17
The Company is not, nor have they been during any accounting period ended within three years prior to the date of this Agreement, a member of a group of Companies or a consortium for any Taxation purpose other than in a group consisting of the Company.

21.18	The entry into this Agreement and/or Completion will not give rise to any profit or gain being deemed to accrue for any Taxation purposes.

21.19	The Company has not been party to any claims for or surrenders of group relief or tax refunds in respect of any accounting period ended within three years prior to the date of this Agreement.

  Recovery of Tax from the Company

21.20
There is no liability to Taxation for which the Company is or may be liable to be assessed or asked to account or have collected from it where such Taxation is primarily chargeable against some other person or where such Taxation is the joint or joint and several liability of the Company and some other person or where the Taxation in question relates to any income, profits or gains earned, accrued or received by any other person.

21.21	The Company has no liability to indemnify any person in respect of Taxation whether statutory or otherwise.

  Close Company

21.22	The Company is not and has never been a close Company or a close investment holding Company.

21.23	The Company has made no loan, advance, release or given consideration or effected a transaction falling within sections 418 to 422 (inclusive) ICTA.

  Loan relationships

21.24	The Company is and has been taxed on an authorised accruals basis of accounting in relation to all loan relationships which are creditor relationships and in relation thereto:

(a)	the accruals on which the Company is liable to taxation are computed only by reference to interest; and

(b)	the Company and the debtor are not connected.

21.25	The Company has not been, and will not prior to Completion be, released from any loan relationship or other debt in whole or in part in circumstances that give rise to a liability to Taxation.

  VAT

21.26	The Company is registered for VAT and has not been and, so far as the Sellers are aware, will not be denied credit for any input tax incurred prior to Completion.

  Stamp Duty, Stamp Duty Land Tax and Stamp Duty Reserve Tax

21.27
All documents to which the Company is a party or which form part of the Company’ title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated.

Inheritance tax

21.28	The Company has made no transfers of value for IHT purposes.

21.29
There are no circumstances whereby any power of sale, mortgage or charge could be exercised in relation to any shares in, securities of, or assets of, the Company and none of the assets owned by or the shares in, the Company is or is liable to be made the subject of an HM Revenue and Customs charge.

  Anti-avoidance

21.30
No transaction has been entered into or event occurred in consequence whereof the Company could be liable to Taxation or increased Taxation or to denial or reduction of a Relief pursuant to any statutory anti-avoidance provision.

21.31
The Company has not entered into any transaction forming part of notifiable arrangements (as defined by section 306 of the FA 2004) and the Company has not entered into any marketed tax avoidance, mitigation or deferral scheme for the avoidance or deferral of Taxation.

  Miscellaneous

21.32	The Company is not and has not been a party to any transaction or arrangement (including financial arrangement) to which the transfer pricing rules apply.

22	Pensions

22.1
Save for the GPP and the Life Scheme, there is not in operation as at the date of this Agreement, and there has not been in operation at any time before the date of this Agreement, and no proposal has been announced by the Seller or the Company to enter into or establish, any agreement, arrangement, custom or practice for the payment by the Company of, or payment by the Company of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death or termination of employment for the benefit of a Pensionable UK Employee or a Pensionable UK Employee’s dependants.

22.2
All amounts due in respect of the GPP from the Company have been paid in accordance with applicable statutory requirements, and full details of the basis on which the Company has undertaken to contribute to the GPP have been disclosed to the Buyer.

22.3
The GPP and Life Scheme are each Registered; no assurance, promise or guarantee (oral or written) has been made or given to any individual of a particular level or amount of benefits to be provided for or in respect of him under the GPP on retirement, death or leaving employment.

22.4
the Company is not engaged or involved in any proceedings relating to or in connexion with the GPP or the Life Scheme; no such proceedings are pending or threatened, and so far as the Seller is aware there are no facts likely to give rise to any such proceedings.

22.5
the Company has duly complied with all applicable legal and administrative requirements relating to stakeholder pension schemes (as defined in section 1(1) Welfare Reform and Pensions Act 1999) and has disclosed all material details of the stakeholder pension schemes designated by the Company in relation to the Pensionable UK Employees.

22.6
The GPP and Life scheme are each designed to comply with and, to the knowledge of the Seller, have been administered in accordance with all applicable legal and administrative requirements. IDT England has complied with Article 141 (formerly Article 119) of the Treaty of Rome and all applicable domestic legislation as it applies to the eligibility of a Pensionable UK Employee to join, the contributions made to, and the benefits provided under the GPP.

22.7	The Life Scheme is fully and properly insured with Standard Life.

22.8
No Pensionable UK Employee is employed by the Company as a result of a transfer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

22.9
The Company does not participate in and has not participated in, nor is nor has been at any time since 27 April 2004, associated or connected with any employer of any occupational defined benefit pension scheme as defined in section 249 or 435 IA86 or section 74 B(S)A85 (“Section 435”, “Section 74”) but excluding for the purposes of this warranty subsections (2), (3), (5) and (8) of Section 435 and subsections (2) and (4) of Section 74. Neither the Seller nor the Company, nor any employee or director of the Seller or the Company, has (a) received any communication from the Pensions Regulator to indicate any consideration being given by the Pensions Regulator to issuing a financial support direction or contribution notice under Part 1 PA04 against the Company or (b) any reasonable cause to consider that the Pensions Regulator might reasonably consider doing so.

23	Bank accounts, borrowings and lendings

  Bank accounts

23.1	Full details of all bank accounts maintained by the Company are accurately set out in the Disclosure Documents.

  Borrowings

23.2
The Company does not have outstanding, nor has agreed to create or issue, any loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Accounts, or borrowed any money which it has not repaid. The Company has no overdraft facilities.

  Loans

23.3
Other than in the ordinary course of business, the Company has not lent any money which has not been repaid, and does not own the benefit of any debts (whether or not due for payment), other than debts which have arisen in the ordinary course of business and the Company has not made any loan or quasi-loan contrary to any legislation.

  Guarantees and Indemnities

23.4
The Company has no material liability or material contingent liability under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation relating to the failure of another person to perform its obligations.

23.5	No contract or arrangement to which the Company is party is dependent on the guarantee or indemnity of, or security provided by, another person.

24	Grants and allowances

24.1
Full details of all investment grants received by the Company and all other grants or loans received from any governmental department or agency or any local or other authority by virtue of any statute are set out in the Disclosure Letter.

24.2
No act, transaction or omission has occurred which will or may cause, and the purchase by the Buyer of the Shares will not cause, the Company to be held liable to refund in whole or in part any investment grant or any other grant or loan referred to in paragraph 24.1, or for any such grant or loan for which application has been made not to be paid to the Company or to be reduced.

25	Insolvency

25.1	The Company has not:

(a)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to its creditors or any of them a proposal under Part I of the Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I of the Insolvency Act 1986 or otherwise);

(d)	made an application to the Court under section 425 of the Companies Act 1985 or resolved to make such an application;

(e)
presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 7 days, nor has a winding up order been made against it or a provisional liquidator appointed;

(f)
been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(g)	had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor;

(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) of the Insolvency Act 1986 which has not been settled or disputed.

25.2	The Company is not:

(a)	the subject of an interim order under Schedule A1 of the Insolvency Act 1986 nor has it made an application to Court for such an order;

(b)
the subject of an administration order, nor has a resolution been passed by the Directors or shareholders for the presentation of an application for such an order nor has an application for such an order been presented or come into force;

(c)
subject to a resolution passed by the Directors or the shareholders for notice of intention to appoint an administrator or notice of appointment of an administrator to be filed with the Court, nor has a notice of intention to appoint an administrator or notice of appointment of an administrator been filed with the Court by the holder of a qualifying floating charge, the Company or its Directors.

25.3
The Company has not suffered any distress, attachment or execution to be levied on or in respect of any of its assets nor is it insolvent or unable to pay its debts as and when they fall due (as such expression is defined in either subsection (1)(e) or subsection (2) of section 123 of the Insolvency Act 1986) (omitting the words “proved to the satisfaction of the court”).

25.4
The Company has not entered into any transaction at an undervalue nor been given a preference to which sections 238, 239 or 423 of the Insolvency Act 1986 apply or which may otherwise be liable to be set aside or avoided for any reason.

25.5	The Company has not entered into or suffered nor has there occurred any analogous proceedings to those specified above.

26	Competition, anti-trust and cartels

26.1
The Company has not done anything and is not a party to any agreement, arrangement, concerted practice or course of conduct which contravenes, required notification or is or has been the subject of any enquiry, complaint, investigation or proceeding under any of the provisions of the Enterprise Act 2002, the Fair Trading Act 1973, the EC Treaty, the Competition Act 1980 or the Competition Act 1998 or any other competition, anti-trust, consumer protection, anti-monopoly or anti-cartel legislation or regulation in any country of the world in which or with which it does business. Nor is the Company a member or party to any agreement or arrangement which required registration under the Restrictive Trade Practices Acts 1976 and 1977.

26.2
So far as the Seller is aware, no officer or employee of the Company is or has been a party to any agreement, arrangement or course of action which may constitute an offence under the Enterprise Act 2002.

27	Financial services

27.1
The Company does not carry on and has not carried on at any time any designated investment business (as defined under FSMA) in the United Kingdom in relation to which it is required to apply to the FSA for a Part IV permission and be an authorised person nor has the Company contravened, or received notice from the Financial Services Authority or any other regulator that it may have contravened any provision of FSMA or any orders, rules or regulations made thereunder.

27.2
Where the Company carried on business on or prior to 30 November 2001, it did not at any relevant time carry on investment business in the United Kingdom within the meaning of the Financial Services Act 1986 in relation to which it would have been required to be an authorised person (as defined in the said Act) nor did any such Company contravene, or receive notice from the Financial Services Authority or any other regulator that it may have contravened any provision of the said Act or any orders, rules or regulations made thereunder.

SCHEDULE 5

Limitations on Liability under the Warranties

1	Fraud

Nothing in this Schedule shall have the effect of excluding, limiting or restricting any liability of the Seller in respect of a Claim arising as a result of fraud by the Seller.

2	Cap on liability

The aggregate liability of the Seller in respect of all and any Claims under (i) this Agreement; and (ii) the IDT Ireland Share Purchase Agreement shall not exceed £12,000,000.

3	Time limits for making Claims

No Claim may be made against the Seller unless written notice of such Claim is served on the Seller giving reasonable details of the Claim:

(a)	in the case of a Claim under the Tax Warranties, within six years and three months from the end of the accounting period current at the date of Completion; and

(b)	in the case of any other Claim, by 31 March 2008.

4	Threshold and de minimis

4.1
The Seller shall not be liable in respect of any Claim unless the aggregate liability for all Claims exceeds £225,000, in which case the Seller shall be liable for the entire amount and not merely the excess.

4.2
In calculating liability for Claims for the purposes of paragraph 4.1 above, any Claim which is less than £15,000 (excluding interest, costs and expenses) shall be disregarded. For these purposes, a number of Claims arising out of the same subject matter, facts, events or circumstances shall be aggregated and form a single Claim.

5	Contingent claims

If any Claim is based upon a liability which is contingent only, the Seller shall not be liable to make payment unless and until such contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of the Buyer to give notice of the Claim in accordance with paragraph 3 and to issue and serve proceedings in respect of it whilst it remains contingent. For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in paragraph 3 shall not exonerate the Seller in respect of any Claim properly notified before that date, save where the Claim has not become an actual or non-contingent Claim within one year of such notice being given to the Seller.

6	Right to remedy

The Seller shall not be liable for any claim if the alleged breach which is the subject of the Claim is capable of remedy and is remedied to the satisfaction of the Buyer by the Seller within 30 days of the date on which the notice in paragraph 3 above is received by the Seller.

7	Provisions, changes in legislation

7.1
The Seller shall not be liable for any Claim to the extent that the subject of the Claim is specifically provided for or reserved in the Accounts or the Completion Accounts or to the extent such matter was specifically referred to in the notes to the Accounts or the Completion Accounts.

7.2	The Seller shall not be liable for any Claim to the extent that the Claim arises:

(a)
as a result of the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body in any case occurring on or after the date of this Agreement whether or not having retrospective effect;

(b)	as a result of any increase in rates of Taxation since the date of this Agreement; or

(c)	wholly or partly from an act or omission occurring at the written request of or with the prior written consent of the Buyer.

8	Mitigation

The Buyer shall procure that reasonable steps are taken by the Company to avoid or mitigate any loss or liability which is the subject of a Claim.

9	Recovery from another person

  Prior recovery

9.1
If the Buyer or the Company recovers from a third party an amount which relates to a Claim, any actual recovery (less any reasonable costs incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the Claim) shall to that extent reduce or satisfy, as the case may be, such Claim.

  Subsequent recovery

9.2
If the Seller pays an amount in respect of a Claim and the Buyer or the Company subsequently recovers from a third party an amount which relates to the Claim, the Buyer shall procure that the relevant company shall pay to the Seller an amount equal to the lesser of the amount recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery and the amount previously paid by the Seller to the Buyer.

10	Third party claims

10.1	Subject to paragraph 10.2, the Buyer shall:

(a)
promptly notify the Seller in writing if it becomes aware of any claim or potential claim from a third party which might result in the Buyer bringing a claim against the Seller (in this Schedule, a “Third Party Claim”);

(b)	keep the Seller informed of the progress of any Third Party Claim; and

(c)
consult with Seller with respect to the handling of any Third Party Claims and consider (with no obligation to comply with) any reasonable requests made by the Seller in relation to the Third Party Claim.

10.2
Neither the Buyer nor the Company shall be under any obligation to take any action in relation to a Third Party Claim if, in the Buyer's opinion, such action would prejudice the business interests or reputation of the business of the Buyer or the Company.

11	No double recovery

The Buyer shall not be entitled to recover from the Seller more than once for the same damage suffered.

12	Special Damages

In no event will any party be liable for indirect, special, consequential or punitive damages arising out of this Agreement, regardless of the form of action, whether in contract, warranty, strict liability or tort, including negligence of any kind, whether active or passive, and regardless of whether such party knew of or was advised at the time of the possibility of such damages.

SCHEDULE 6

Completion Accounts

1	Accounting policies

The IDT England Completion Accounts and the IDT Ireland Completion Accounts are to be prepared such that each is in the form set out in paragraph 4 of this Schedule and are to be prepared as follows:

(a)	in accordance with the specific accounting treatments set out in paragraph 2 of this Schedule; and subject thereto;

(b)	in accordance with GAAP; and subject thereto;

(c)
by adopting the same accounting policies and estimation techniques (each as defined in FRS 18) as were applied in the preparation of (in the case of the IDT England Completion Accounts) the IDT England Accounts and (in the case of the IDT Ireland Completion Accounts) the IDT Ireland Accounts, including in relation to the exercise of accounting discretion and judgement.

For the avoidance of doubt paragraph (a) takes precedence over paragraphs (b) and (c) and paragraph (b) takes precedence over paragraph (c).

2	Specific accounting policies

  Post Completion events

2.1	Post completion events and circumstances (including any event, circumstances or acts affecting or undertaken by any member of the Seller’s Group) are to be ignored.

  Accounting Standards

2.2
No adjustments are to be made for the effect of any changes in accountancy standards effective for periods ending after the Completion Date and in this respect no prior year adjustments are to be made.

  NCL

2.3
No provision is to be made for any of (i) the BT Deposit (as defined in clause 9.1); (ii) the IDA Amount; and (iii) any inter-company payables or receivable payable to or owed by IDT Ireland to IDT England (or vice versa), for the purposes of the NCL calculation.

2.4	Full provision shall be made in relation to all inter-company arrangements with the Sellers' group, for the purposes of the NCL calculation

3	Procedure relating to the Completion Accounts

3.1	The Buyer shall procure that within 90 Business Days after the Completion Date there shall be prepared and delivered to the Seller drafts of the Completion Accounts.

3.2
The Seller may within 30 Business Days (the “Second Period”) of delivery to it of the draft Completion Accounts in accordance with paragraph 3.1 serve a written notice of objection on the Buyer stating that it disagrees with the calculation of either or both of IDT England NCL and IDL Ireland NCL contained in the draft Completion Accounts and setting out in reasonable detail the adjustments, if any, which it proposes should be made to the draft Completion Accounts in order for it to comply with the definition of IDT England NCL and/or IDT Ireland NCL appearing in clause 1 (together with the reasons for such adjustments). If no such written notice shall have been served on the Buyer before the end of the Second Period, the draft Completion Accounts shall be deemed to be agreed and, except in the event of manifest error, are final and binding on the Seller and the Buyer for all purposes of this Agreement.

3.3
If before the end of the Second Period, a notice of objection has been served by the Seller pursuant to paragraph 3.2, the parties shall attempt to resolve in good faith any matters in dispute within a period of five Business Days after the service of the notice of objection (or such longer period as the parties may agree) (the “Third Period”). During the Third Period the Buyer may, by written notice to the Seller, propose additional adjustments and notify the Seller of additional matters in dispute, but only if those additional adjustments or matters arise out of the notice of objection served by the Seller pursuant to paragraph 3.2.

3.4
If at the end of the Third Period there are no matters remaining in dispute, the Buyer shall procure the finalisation of the draft Completion Accounts by amending them to reflect the adjustments agreed by the parties and, within 10 Business Days after the end of the Third Period, deliver to the Seller the final form of the Completion Accounts.

3.5
If after the end of the Third Period any matters remain in dispute (the “Disputed Matters”), either the Buyer or the Seller may refer the Disputed Matters to the Independent Accountants for determination.

3.6
The Seller and the Buyer shall act in good faith towards each other regarding the referral to the Independent Accountants and shall use reasonable endeavours to agree with the Independent Accountants the precise terms of reference to apply to its role under this Agreement as soon as reasonably practicable after that referral to the Independent Accountants pursuant to paragraph 3.5.

3.7
The Independent Accountants shall determine the Disputed Matters in accordance with the Accounting Instructions and shall take account of any items from any notice of objection served pursuant to paragraph 3.2 and any further adjustments proposed by the Buyer pursuant to paragraph 3.3 insofar as not otherwise agreed by the parties. The Independent Accountants may call for and inspect such documents as they reasonably consider necessary. The parties shall use their respective reasonable endeavours to procure that any Independent Accountant shall give his opinion on the Disputed Matters within 30 Business Days of being instructed. The Independent Accountant shall act as an expert and not an arbitrator and his costs in so determining shall be borne as the Independent Accountant shall direct, or failing such direction, equally between the Seller and the Buyer.

3.8
After agreement or determination of the Disputed Matters, the Buyer shall procure the finalisation of the draft Completion Accounts by amending them in accordance with any determination made by the Independent Accountants and, within 10 Business Days after that agreement or determination, deliver to the Seller the final form of the Completion Accounts.

3.9
Upon the Completion Accounts becoming final and binding pursuant to this paragraph 3 (except in respect of manifest error), no right of appeal is competent with regard to them and neither the Seller nor the Buyer nor the Independent Accountants may appeal or state a case either on a point of law or fact with regard to them, to any court.

4	Form of Completion Accounts

	£	£
Current Assets
Cash at bank or in hand
Trade Debtors
Prepayments
Other Current Assets

Creditors
Trade Creditors
Accrued Expenses
Deferred Income
Other Creditors

Net Current Liabilities

SCHEDULE 7

Customers
In this Schedule “Customers” means any person who as at the date of Completion has been allocated accepted status with IDT and is registered showing their service provided by the Company, identified by a service provider (SP) code (SP code = CBP), and who either has not:

(a) given notice of their intention to transfer from the Company; or

(b) been terminated by the Company.

SCHEDULE 8

The Business Names

1	The Business Names are as follows:

1.1	Toucan;

1.2	Toucan Surf;

1.3	Toucan Talk;

1.4	Toucan Mobile;

1.5	Toucan View;

1.6	Toucan Broadband;

1.7	Toucan Go; and

1.8	Toucan & Design

SCHEDULE 9

Position pending Completion

1
The Seller shall procure that between the date of this Agreement and Completion the Company shall carry on the Business in the ordinary and usual course. Without prejudice to the generality of this paragraph 1 the Seller shall procure that the Company:

(a)	continues to pay their creditors in the ordinary course of business in the ordinary course of business;

(b)	maintains their usual level of stocks and raw materials;

(c)	maintains in force all insurance policies usually kept in force relating in whole or in part to the Business;

(d)	maintains the trade and trade connection of the Business and do not by any action, omission, neglect or default knowingly damage or risk damage to the same;

(e)	maintains all licences, consents and authorisations which are needed to carry on the Business and comply with all applicable laws and regulations; and

(f)	maintains all accounting and other records in the ordinary and usual course.

2
Without prejudice to the generality of paragraph 2, the Seller shall procure that the Company shall not at any time prior to Completion without the prior written consent of the Buyer (save where in connection with the satisfaction of any condition or requirement under the terms of this Agreement):

(a)
alter its share capital or the rights attaching to any of its shares or otherwise re-organise its share capital or capitalise or repay any amount standing to any reserve save in respect of any capitalisation by the Company of any inter-company debt;

(b)
create, allot, issue, redeem, purchase, consolidate, convert or subdivide any share or loan capital or any securities convertible into shares or grant any options for the issue of any such securities save in respect of any capitalisation by the Company of any inter-company debt;

(c)	subscribe or otherwise acquire, or dispose of any shares in the capital of any company;

(d)	acquire or dispose of the whole or part of the undertaking of it or of any other person, firm or company;

(e)	send any notice to its shareholders or pass any shareholder resolution;

(f)	cease to carry on its business or be wound up or enter into receivership, administrative receivership or any form of management or administration of its assets;

(g)
permit or suffer any of its insurances to lapse or do anything which would make any such policy of insurance null or voidable, fail to notify any insurance claim in accordance with the terms of the relevant policy or settle any insurance claim below the amount claimed;

(h)	apply or permit its directors to apply to the Court for an administration order or similar order to be made in respect of it;

(i)	make any change to its auditors, its bankers or the terms of the mandate given to such bankers in relation to its account(s), or change its accounting reference date;

(j)
enter into or vary any transaction or arrangement with, or for the benefit of any of its directors or shareholders or any other person who is a connected person (within the meaning of section 839 of ICTA) with any of its directors or shareholders;

(k)
borrow monies (other than by way of its agreed overdraft facility), accept credit (other than normal trade credit), make payments out of or drawings on its bank accounts other than in the ordinary and usual course or repay any loan or financial facility;

(l)
other than in the ordinary course of business, enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body;

(m)	grant any lease or third party right in respect of any of or any part of any of the Property or assign or dispose or deal with any of the Property or any part of any of them;

(n)	declare or pay any dividend or make any other distribution save in respect of any capitalisation by the Company of any inter-company debt;

(o)	enter into any partnership, consortium, association or joint venture;

(p)	incur any capital commitment exceeding in aggregate £50,000 or as regards any single item £5,000;

(q)	dispose of any asset of a capital nature with a book or market value in excess of £5,000;

(r)
engage any employee on terms that either his contract cannot be terminated by three months’ notice or less or his emoluments and/or commissions or bonuses are or are likely to be at the rate of £40,000 per annum or more or increase the emoluments and/or commissions or bonuses or any employee to more than £40,000 per annum or vary the terms of employment of any employee earning (or so that after such variation he will, or is likely to earn) more than £40,000 per annum;

(s)
vary the terms of appointment or employment of any officer or any of the Employees, increase or vary the remuneration, pension rights or other benefits of any such officer or Employee, or appoint or dismiss any officer or such Employee;

(t)	create or issue or suffer to subsist any mortgage, charge or other security interest upon or over the whole or any part of its assets or uncalled capital or redeem any of the foregoing;

(u)	make any loan or give any credit (other than normal trade credit) or acquire any loan capital of any corporate body (wherever incorporated);

(v)	amend or terminate any contract or commitment other than in the ordinary course of business;

(w)	make any change in its business or do any act or thing outside the ordinary course of the business carried on by it;

(x)	commence or conduct any litigation (save for the collection of debts arising in the ordinary course of business) or settle or compromise any claim or dispute; or

(y)	enter into any contract or binding commitment to do any of the acts or matters referred to in this paragraph 3.

3	The Seller shall not at any time prior to Completion:

(a)	dispose or attempt to dispose of any interest in the Shares or grant any option over, or mortgage, charge or otherwise encumber any of the Shares; or

(b)	enter into or continue any discussions or negotiations with any persons as regards the Shares or any part thereof or the possible sale of all or part of the Business.

4
Pending Completion the Seller shall procure that the Buyer and its agents and representatives are given full access to all employees, directors, officers and advisers of the Company and to all documents, books and records of the Company and the Seller shall upon request furnish to the Buyer and/or its agents, advisers and representatives such information regarding the Business as the Buyer may reasonably require.

SIGNATURES

Executed as a Deed by Pipex Communications plc acting by

/s/ Stewart Porter	and	/s/ Peter Dubens

[signature of first director]		[signature of second director or secretary]

Stewart Porter		Peter Dubens

[print name of first director]		[printed name of second director or secretary]

Director		Director/Secretary

Executed as a Deed by IDT Dutch Holdings BV acting by

/s/ Ernst Gortzak	and	/s/ Arnoud Matthijssen

by: Ernst Gortzak		by: Arnoud Matthijssen
title: Director		title: proxyholder

Executed as a Deed by IDT Corporation Inc. acting by

/s/ Motti Lichtenstein

[signature of authorized officer]

Motti Lichtenstein

[printed name of authorized officer]

Chief Operating Officer